Exhibit 10.5

Loan Agreement

Dated as of July 17, 2019

Between

ARG NYC196ORCHARD, LLC

as Borrower

and

NATIONWIDE LIFE INSURANCE COMPANY,

as Lender

Premises:	196 Orchard Street, New York, NY 10002

Loan Number:	00-1102995

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II LOAN		12
2.1	The Loan	12
2.2	Use of Proceeds	12
2.3	Payment Provisions	12
2.4	Application of Payments	13
2.5	Late Payment Charge	13
2.6	Prepayment	14
2.7	Savings Clause; Severability	14

ARTICLE III REPRESENTATIONS AND WARRANTIES		14
3.1	Existence, Power and Authority	14
3.2	Purchase Options	15
3.3	Status of the Property	15
3.4	No Misrepresentations	16
3.5	No Material Adverse Change	16
3.6	No Defaults, Violations or Offsets	17
3.7	Litigation	17
3.8	Bank Secrecy Act, Foreign Corrupt Practices Act, OFAC	17
3.9	Tax Returns	18
3.10	Environmental Matters	18
3.11	Intellectual Property	18
3.12	Regulatory Matters	18
3.13	Solvency	18
3.14	ERISA	19
3.15	Condominium	19
3.16	Survival of Representations	19

ARTICLE IV AFFIRMATIVE COVENANTS		20
4.1	Payment and Performance of Obligations	20
4.2	Continuation of Existence and Authority	20
4.3	Taxes and Other Charges	20
4.4	Lien Priority	21
4.5	Property Maintenance and Management	21
4.6	Compliance with Laws and OFAC	23
4.7	Property Reports	23
4.8	Borrower’s Estoppel Certificate	24
4.9	Additional Reporting Requirements	24
4.10	Compliance with Loan Documents; Further Assurances	25
4.11	Special Purpose Entity; Separateness	25
4.12	Leases	28
4.13	Miscellaneous Property Agreements	30

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ARTICLE V NEGATIVE COVENANTS		30
5.1	Use Violations	30
5.2	Waste	30
5.3	No Disposition	30
5.4	Change of Name or Address	30
5.5	ERISA	31
5.6	Zoning	31
5.7	Mineral Rights	31
5.8	Alteration, Removal, Building and Change in Use of Property	32
5.9	Liens, Charges and Encumbrances	32
5.10	Distributions	32
5.11	Controlled Substances	33
5.12	Condominium	33

ARTICLE VI INSURANCE, CASUALTY, CONDEMNATION		34
6.1	Insurance	34
6.2	Borrower’s Casualty Obligations	36
6.3	Lender’s Rights	37
6.4	Condemnation	39

ARTICLE VII TRANSFERS AND DISPOSITIONS
7.1	Transfers and Dispositions	41
7.2	Permitted Dispositions	42
7.3	Dealing with Transferees	44
7.4	Secondary Financing	44

ARTICLE VIII EVENTS OF DEFAULT		45
8.1	Event of Default	45
8.2	Remedies	48
8.3	Application of Proceeds	50
8.4	Payment of Costs	50
8.5	Setoff	51
8.6	Miscellaneous	51
8.7	Cross Default	53

ARTICLE IX MISCELLANEOUS		53
9.1	Notices	53
9.2	Preservation of Rights	54
9.3	Illegality	54
9.4	Changes in Writing	54
9.5	Entire Agreement	54
9.6	Counterparts	54
9.7	Successors and Assigns	54
9.8	Interpretation	55
9.9	No Consequential Damages, Etc.	55

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9.10	Governing Law and Jurisdiction	55
9.11	Modification Not an Impairment of Security	55
9.12	Replacement Documents	56
9.13	Sole Discretion of Lender	56
9.14	Expenses	56
9.15	UCC Financing Statements	56
9.16	Secondary Market	57
9.17	WAIVER OF JURY TRIAL	57
9.18	Time of the Essence	57
9.19	Electronic Images	57
9.20	Payments Due on Non Business Days	57

ARTICLE X LIMITATION OF LIABILITY		58
10.1	Non-Recourse Liability	58
10.2	Full Recourse Liability	60

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is entered into as of July 17, 2019, between ARG NYC196ORCHARD, LLC, a Delaware limited liability company (“Borrower”), with an address at c/o AR Global, 405 Park Avenue, New York, New York 10022, and NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation, together with its successors and assigns (“Lender”), with an address at One Nationwide Plaza, Fifth Floor, Columbus, Ohio 43215, ATTN: Real Estate Investments (1-05-701).

RECITALS

A.	Borrower owns certain real property described in the Security Instrument (as defined below) and the improvements thereon. Borrower desires to obtain the Loan (as defined below) from Lender which Loan shall be secured in part by such assets of Borrower.

B.	Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as defined below).

In consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article I

DEFINITIONS

1.1           Definitions. As used herein, the following terms shall have the following meanings: “Accessibility Laws” is defined in Section 3.3(f).

“ADA” is defined in Section 3.3(f).

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns more than twenty percent (20%) of the beneficial ownership interest of such Person, (ii) is directly or indirectly in Control of such Person, or (iii) is Controlled by or is under common control with such Person.

“Application” means that certain Commercial Mortgage Loan Application submitted by or on behalf of Borrower in connection with the Loan and accepted by Lender on June 7, 2019.

“Appurtenances” is defined in the Security Instrument.

“Assignment” means that certain Assignment of Leases, Rents and Profits, dated as of the Closing Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note and encumbering, among other things, the Leases and Rents derived from the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

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“Association” means any incorporated condominium association created to assume and establish the governance of the affairs of the Condominium pursuant to and as permitted by the Condominium Act.

“at Par” means without the payment of any Prepayment Premium.

“Award(s)” is defined in Section 6.4(b).

“Borrower Control Party” means Person(s) owning, directly or indirectly through one or more intermediaries, (i) a general partnership interest or a Controlling Interest of the limited partnership interests in Borrower (if Borrower is a partnership or joint venture), (ii) a manager’s or managing member’s interest in Borrower or a Controlling Interest of the ownership or membership interests in Borrower (if Borrower is a limited liability company), (iii) a Controlling Interest of any class of voting stock of Borrower (if Borrower is a corporation), (iv) a trustee’s interest or a Controlling Interest of the beneficial interests in Borrower (if Borrower is a trust), or (v) a general partner’s interest or a Controlling Interest of the partnership interests in Borrower (if Borrower is a limited partnership or limited liability partnership).

“Borrower Parties” means, collectively, the Borrower, any Guarantor and any other individuals (but excluding any individual signing the Loan Documents on behalf of Borrower and/or Guarantor) and/or entities that are parties to the Loan Documents (other than Lender, any property manager and any Lender agent).

“Borrower’s Knowledge” (including the phrases “to Borrowers’ knowledge”, “to any Borrower’s knowledge”, or comparable phrases [including “to the best of” a Borrower’s knowledge]) means with respect to Borrower, the current actual knowledge of those persons charged with responsibilities relating to the acquisition, ownership, and management of the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of any property manager.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks are authorized or required to be closed in Columbus, Ohio.

“By-Laws” shall mean the by-laws of the Condominium, as may be amended from time to time.

“Carveout Guarantor” means New York City Operating Partnership, L.P., a Delaware limited partnership.

“Carveout Guaranty” means that certain Carveout Guaranty, dated as of the Closing Date, executed by Carveout Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” is defined in Section 6.2(a).

“Charges” is defined in Section 2.7.

“Closing Date” means the date hereof.

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“Code” means the Uniform Commercial Code, as adopted by the State, as amended from time to time.

“Commercial Unit” is defined in the Security Instrument.

“Condominium” means the 196 Orchard Condominium, as established by the Condominium Declaration.

“Condominium Act” means the New York Condominium Act, as amended from time to time (New York Real Property Law, Article 9-B).

“Condominium Board” means the board of managers of the Condominium which will manage the affairs of the Condominium.

“Condominium Declaration” means that certain Declaration of 196 Orchard Condominium dated October 18, 2017 and recorded December 21, 2017, as amended by that certain First Amendment to Declaration dated July 18, 2018 and recorded December 4, 2018, as may be amended from time to time.

“Condominium Documents” means (i) the Condominium Declaration, (ii) the By-Laws, (iii) any Articles of Incorporation or by-laws, as may be amended from time to time, promulgated in furtherance of the creation of the Association, and (iv) any rules and regulations applicable to the Condominium or Association.

“Control” means when used with respect to a specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person and/or the right to make major decisions with respect to such Person (including, without limitation, all major decisions regarding capital events, financings and dispositions), whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust or the power to remove and replace a general partner or managing member, as the case may be. “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Controlled Substance” means any drug or chemical whose manufacture, possession, or use is regulated by any Governmental Authority, such as illicitly used drugs or prescription medications that are designated a controlled substance by the US Drug Enforcement Agency.

“Controlled Substances Laws” means The Federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule, regulation or order.

“Controlled Substances Uses” means any cultivation, growth, creation, production, manufacture, sale, distribution, storage, handling, possession or other use of a Controlled Substance.

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“Controlling Interest” means (i) fifty percent (50%) or more of ownership interests in a Person, or (ii) a percentage ownership interest in a Person of less than fifty percent (50%) coupled with the possession, directly or indirectly, of Control of such Person.

“Default Rate” means a rate equal to the lesser of either (a) the highest rate of interest then allowed by the Laws of the State or, if controlling and not in violation of the Laws of the State, the Laws of the United States, or (b) the then applicable rate of interest of the Note plus 500 basis points per annum; all interest accruing at the Default Rate shall be added to and become a part of the Indebtedness.

“Disposition” is defined in Section 7.1.

“Drug-Related Activities” means any Controlled Substances Uses, any violation of any Controlled Substances Law or any business, communications, financial transactions or other activities related to Controlled Substances or Controlled Substances Uses.

“Embargoed Person” means any Person, entity or government, subject to trade restrictions under applicable Laws, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower is prohibited by applicable Law or Borrower is in violation of applicable Law.

“Enforcement Costs” means any and all actual out-of-pocket costs and expenses incurred by Lender in connection with the enforcement of any of Lender’s rights and/or remedies under the Loan Documents, including, but not limited to reasonable attorneys’ fees and third party reports or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out” or of any insolvency or bankruptcy proceeding.

“Environmental Laws” is defined in the Indemnity Agreement.

“Environmental Report” means the Phase I Environment Site Assessment dated March 7, 2019, Project No. R19-1125, prepared by Nova Consulting Group, Inc., and which Lender is authorized to rely upon as set forth in the Reliance Authorization letter dated June 5, 2019 executed by Nova Consulting Group, Inc.

“ERISA” is defined in Section 3.14.

“Event of Default” is defined in Section 8.1.

“Evidence of Insurance” is defined in Section 6.1(b).

“Existing Use” means retail or commercial property, as applicable.

“Financial Statements” refers to any of the financial statements provided to Lender in connection with the Loan, including, but not limited to those provided pursuant to Section 4.7 hereof.

“Fixtures” is defined in the Security Instrument.

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“Form Lease” is defined in Section 4.12(b). As of the Effective Date, there is no Form Lease in place with the Lender.

“Governing Documents” is defined in Section 3.6(a).

“Governmental Authority” means any governmental and quasi-governmental bodies, regulatory bodies and authorities, local, state or federal, having jurisdiction over Borrower, Guarantor, Lender or the Property or any part thereof.

“Guarantor” means individually or collectively, the non-Borrower Indemnitor, and the Carveout Guarantor, and Payment Guarantor, if any.

“Guaranty Agreement” means individually or collectively, the Indemnity Agreement, Payment Guaranty and Carveout Guaranty, as applicable, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” is defined in the Indemnity Agreement.

“Impositions” is defined in Section 4.3(a).

“Improvements” is defined in the Security Instrument.

“Indebtedness” means (i) the principal and accrued but unpaid interest, from time to time, evidenced by the Note; (ii) any other amounts, payments, obligations, reimbursements, costs, interest, or premiums payable by Borrower to Lender under the Loan Documents; (iii) such additional or future sums (whether or not obligatory), with interest thereon, as may hereafter be borrowed from Lender when evidenced by a promissory note which, by its terms, is secured by the Security Instrument and Assignment (it being contemplated by Borrower and Lender that such future indebtedness may be incurred); (iv) any and all other indebtedness, obligations, and liabilities of any kind or character of Borrower to Lender, now or hereafter existing, absolute or contingent, due or not due, arising by operation of law or otherwise, direct or indirect, primary or secondary, joint, several, joint and several, fixed or contingent, secured or unsecured, including indebtedness, obligations, and liabilities to Lender of Borrower as a member of any partnership, joint venture, trust or other type of organization, and whether incurred by Borrower as principal, surety, endorser, guarantor, accommodation party or otherwise; and (v) any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions of any of the foregoing. Notwithstanding the foregoing provisions of this definition, this Agreement, the Security Instrument and the other Loan Documents shall not secure any such other Indebtedness with respect to which Lender is by applicable Law prohibited from obtaining a Lien on real estate, nor shall this definition operate or be effective to constitute or require any assumption or payment by any Person, in any way, of any debt or obligation of any other Person to the extent that the same would violate or exceed the limit provided in any applicable usury or other Law.

“Indemnitor” is defined in the Indemnity Agreement.

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“Indemnity Agreement” means that certain Indemnity Agreement executed by Indemnitor on or about the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Rate” is defined in Section 2.3(a).

“Interim Interest Period” is defined in Section 2.3(a).

“Investor” is defined in Section 9.16.

“Key Principal”, individually, or “Key Principals”, collectively, means (i) Carveout Guarantor, or (ii) New York City REIT, Inc., a Maryland corporation.

“Late Charge” means an amount equal to the lesser of (i) the maximum late payment charge permitted by applicable Law or (ii) 5% of any full monthly installment of principal and/or interest, tax and/or insurance deposit payments, protective advances and lump sum payments and any deposits that may be required to be made by Borrower into any deposit or reserve accounts pursuant to the terms of the Loan Documents.

“Law”, individually, or “Laws” collectively, means the provisions of all permits and licenses and all statutes, laws (including any health or safety law governing Borrower, its business, operations, property, assets or equipment, or the Property), ordinances, rules, requirements, resolutions, policy statements and regulations of any applicable Governmental Authority and interpretations thereof now or hereafter applicable to, or bearing on, the construction, development, maintenance, use, operation, sale, financing or leasing of the Property or any part thereof, or any adjoining sidewalks, streets, ways, parking areas or driveways, or the formation, existence, business or good standing of Borrower, or protection of the environment or applicable to Lender’s exercise of its rights under the Loan Documents.

“Lease”, individually, or “Leases”, collectively, means any and all leases, master leases, subleases, licenses, concessions, or other agreements (whether written or oral, or now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Property, together with all guarantees thereof and security and other deposits related thereto (to the extent same are not Rents), and all other rights and benefits arising from the Leases except the Rents, and any and all amendments, extensions, expansions, renewals or restatements thereto or thereof.

“Lien” shall mean any lien, mortgage, pledge, security interest, financing statement, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or any Lease in the nature thereof) and any agreement to give any lien, mortgage, pledge, security interest, or other encumbrance of any kind.

“Loan” means the loan in the aggregate principal amount of FIFTY ONE MILLION and NO/100 U.S. DOLLARS ($51,000,000.00) to be funded by Lender to Borrower under the terms of and subject to this Agreement, to be evidenced by the Note and to be secured by the Loan Documents.

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“Loan Amount” means an amount equal to FIFTY ONE MILLION and NO/100 U.S. DOLLARS ($51,000,000.00).

“Loan Documents” means this Agreement, the Note, the Security Instrument, the Assignment, the Guaranty Agreement and all other documents and instruments executed as further evidence of, as additional security for or executed in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Year” means each twelve month period beginning with August 1, 2019 and each anniversary thereof provided the first Loan Year shall include the Interim Interest Period.

“Major Tenant Lease” means any existing Lease or future Lease (i) having a net rentable area occupied or to be occupied thereunder exceeding 10,000 of the net leasable area of the Improvements; (ii) having a lease term, excluding renewal options, that exceeds seven (7) years; (iii) having a tenant that is an Affiliate of Borrower or a related entity of any Guarantor; (iv) that is to be used to satisfy the release of funds deposited with Lender or any agent of Lender or for other rental achievement purposes; or (v) with CVS, Equinox or Marshalls.

“Major Tenants” means all tenants leasing space pursuant to Major Tenant Leases.

“Manager” means New York City Operating Partnership, L.P., a Delaware limited partnership, or any other general partner, manager, sole member or managing member, if an entity, of Borrower as applicable.

“Material Adverse Change” means any event, circumstance, fact, condition, development or occurrence that has had or is likely to have a Material Adverse Effect.

“Material Adverse Effect” means any act, event, condition or circumstance which likely will materially and adversely affect (i) the business, operations, condition (financial or otherwise), prospects, liabilities, assets, results of operations, capitalization, liquidity or any properties of Borrower, Guarantor or any Borrower Control Party taken as a whole; (ii) the value of the Property; (iii) the ability of Borrower or any Guarantor (or any Borrower Control Party) to pay and perform the Indebtedness or the other Obligations; or (iv) the validity, enforceability or binding effect of any of the Loan Documents.

“Material Default” means those Events of Default listed in Section 8.1(a).

“Maturity Date” means August 1, 2029.

“Minimum Parking Requirement” is inapplicable. There are no parking spaces on the Property pursuant to the Zoning Report.

“Minority Interest” means forty nine percent (49%) or less of the direct or indirect ownership interests in a Person (unless coupled with the possession, directly or indirectly, of Control).

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“Note” means that certain Modification, Consolidation and Extension Promissory Note dated as of the Closing Date, in the original principal amount of FIFTY ONE MILLION and NO/100 U.S. DOLLARS ($51,000,000.00), executed by Borrower and payable to the order of Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time).

“Notice” means any notice, consent, request, report or other communication under this Agreement, the Indemnity Agreement or any other Loan Document given in accordance with Section 9.1.

“NRSU Undertaking Agreement” is defined in Section 3.2.

“Obligations” means any and all of the covenants, conditions, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, Guarantor or any Borrower Party to Lender as set forth in the Note, this Agreement or any of the other Loan Documents.

“OFAC” is defined in Section 3.8(a).

“PACE Lien” means a Lien securing any assessment, bond, loan, financing, or other debt incurred pursuant to “property assessed clean energy,” “special energy financing district,” or similar Laws.

“Payment Date” means that certain date specified in Section 2.3(b) or such other date that a payment is required to be made pursuant to the terms of the Loan Documents, as applicable.

“Payment Guaranty” means any Payment Guaranty executed by any guarantor of Borrower’s obligations under the Loan Documents (“Payment Guarantor”) in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. As of the Closing Date, a Payment Guaranty is not applicable.

“PCR” means the Property Condition Assessment Report dated March 7, 2019, Project No. R19-1125, prepared by Nova Consulting Group, Inc., and which Lender is authorized to rely upon as set forth in the Reliance Authorization letter dated June 5, 2019 executed by Nova Consulting Group, Inc.

“Permitted Disposition” means any Disposition made in accordance with Section 7.2.

“Permitted Encumbrances” means (i) those matters accepted by Lender as set forth in the title insurance commitment or proforma policy issued to Lender precedent to the issuance of a Loan Policy of Title Insurance insuring the first lien priority of the Security Instrument, (ii) Liens for Impositions not yet due and payable (and not delinquent) or that are bonded or discharged in accordance with the terms of this Agreement (but expressly excluding any PACE Lien), (iii) Leases expressly permitted by the terms of this Agreement, (iv) statutory mechanics and/or materialmen Liens incurred in the ordinary course (or created by a tenant under its Lease), provided that any such Liens are bonded or discharged in accordance with the terms of this Agreement, (v) the Liens created by, or expressly permitted under, this Agreement and the other Loan Documents, and (vi) those survey and title matters (including any liens) otherwise approved by Lender, in writing, after the Closing Date.

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“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, limited partnership, unincorporated organization, real estate investment trust or any other form of entity, association, pension, profit-sharing or other employee benefit plans, trust, estate, guardian, trustee, executor, administrator, agent, committee, trustee in bankruptcy, receiver, assignee for the benefit of creditors or other individual acting in a representative or fiduciary capacity or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Prepayment Date” means (i) the date of any voluntary or involuntary prepayment of the Loan; or (ii) in the event Lender accelerates the Loan the “Prepayment Date” shall be deemed to be the date that the Maturity Date is accelerated as provided in Section 8.2(a).

“Prepayment Premium” means a sum equal to the greater of: (i) an amount equal to the sum of (a) the present value of the scheduled monthly payments due under this Agreement from the Prepayment Date to the Maturity Date, and (b) the present value of the amount of principal and interest due under this Agreement on the Maturity Date (assuming all scheduled monthly payments due prior to the Maturity Date were made when due), minus (c) the outstanding principal balance of the Loan as of the Prepayment Date; or (ii) one (1%) percent of the outstanding principal balance of the Loan on the Prepayment Date. The present values described in (i)(a) and (i)(b) above shall be computed on a monthly basis as of the Prepayment Date discounted at the yield-to-maturity of the U.S. Treasury Note or Bond closest in maturity to the Maturity Date of the Loan as reported by The Wall Street Journal or another comparable financial market resource designated by Lender on the fifth (5th) Business Day preceding the Prepayment Date.

“Property” is defined in the Security Instrument.

“Protective Advance” is defined in Section 8.6(a).

“Purchase Agreement” means that certain Agreement of Purchase and Sale between Borrower and MB-REEC HOUSTON PROPERTY OWNER LLC dated April 10, 2019, as may be amended from time to time.

“Qualified Institutional Investor” means (i) Carveout Guarantor, (ii) New York City REIT, Inc., a Maryland corporation, or (iii) an entity which, as reasonably determined by Lender, satisfies the following conditions: (1) the proposed Transferee shall be a reputable institutional investor (such as a pension fund/plan, REIT, real estate operating company, insurance company, bank, or other financial institution) or a reputable developer, owner, or manager with adequate qualifications, operating and management experience, and creditworthiness of owning and managing first class, commercial real estate comparable to the Property in New York County, Queens County, or Kings County, New York; (2) the proposed Transferee and/or affiliate parent entity, just prior to the transfer and excluding the Property, has real estate assets with a current market value of at least $250,000,000 and a net worth of at least $100,000,000; (3) neither the proposed Transferee, nor any principal, partner, member, affiliate, parent, or any entity with more than a 20% beneficial ownership interest in the proposed Transferee, is (A) in monetary or material non-monetary default of any indebtedness, (B) involved in any loan workout, restructure, foreclosure, or deed in lieu of foreclosure, (C) involved in any litigation, investigations, indictments, or convictions of any civil or criminal activities or there are any outstanding convictions or money judgment(s) which in Lender’s sole and absolute discretion would have a materially adverse impact on the proposed Transferees’ financial condition or ability to repay the Loan; (4) the proposed Transferee shall be domiciled in the US and have principals, controlling entities, and/or officers that are citizens of the US; (5) compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by the Office of Foreign Assets Control; and (6) the proposed Transferee (including its Affiliates) not having a prior negative borrowing history.

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“Qualified Transferee” shall refer to any transferee that meets Lender’s then current underwriting standards for new borrowers, including, but not limited to the proposed transferee’s (together with its Affiliates, sponsor’s and/or principals’): (i) creditworthiness, (ii) experience in owning, managing and operating properties similar to the Property; (iii) financial condition; (iv) compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by the Office of Foreign Assets Control; and (v) not having a prior negative borrowing history.

“Real Estate Taxes” is defined in Section 4.3(a).

“Real Property” is defined in the Security Instrument.

“Regulation U” refers to §12 C.F.R. 221.

“Rents” is defined in the Security Instrument.

“Replacement Guarantor” is defined in Section 7.2(c).

“Restoration” is defined in Section 6.2(a).

“Restoration Conditions” is defined in Section 6.3(b).

“Retail Unit 1” is defined in the Security Instrument.

“Retail Unit 2” is defined in the Security Instrument.

“Security Instrument” means that certain Mortgage Modification, Consolidation, Extension, Security Agreement and Fixture Filing, dated as of the Closing Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note, this Agreement and the other Loan Documents and encumbering, among other things, the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Property” is defined in the Security Instrument.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

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“State” means the State of New York.

“Taking” is defined in Section 6.4(a).

“Termination Fees” means any and all fees, costs, expenses, unamortized costs or other consideration required to be paid, payable or paid by any tenant of any portion of the Property in order to terminate its lease, license or rental agreement, including any amounts paid in connection with termination or rejection of a Lease in a bankruptcy or other similar proceeding (including any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts) and retention by Borrower of any security deposit or the proceeds of any letter of credit given as a security deposit following termination.

“Transfer Conditions” shall refer to all of the following conditions: (i) at the time such transfer becomes effective, no Event of Default exists (or any event that with notice or passage of time, or both, would constitute an Event of Default exists), (ii) upon completion of the transfer a Key Principal, if any, continues to own at least fifty one percent (51%) of all equity interests (directly or indirectly) in Borrower, (iii) subject to any transfer of direct or indirect ownership of Borrower to a Qualified Institutional Investor, upon completion of the transfer a Key Principal retains Control of Borrower, (iv) after giving effect to such transfer, no provisions of the Loan Documents (excluding Section 7.1 of this Agreement) shall have been violated, including, without limitation, Section 3.8 of this Agreement, and any other provisions of the Loan Documents relating to OFAC, Section 3.14 of this Agreement, and any other provisions of the Loan Documents relating to ERISA, and Section 4.11 of this Agreement, and any other provisions of the Loan Documents relating to any of the special purpose entity covenants or any matters contained therein), (v) the transfer (either singularly or in the aggregate with prior transfers) does not result in any Person as to which Lender has not undertaken its normal credit and/or regulatory review process including any background checks and procedures to satisfy such “know-your-customer” background checks and procedures (with satisfactory results) becoming an owner, directly or indirectly, of twenty five percent (25%) or more of the equity interests in Borrower; and (vi) prior to the consummation of any transfer, whether or not such transfer is completed (excluding transfers permitted pursuant to Section 7.2 unless otherwise expressly required by Section 7.2), (a) Borrower shall have reimbursed Lender for any and all reasonable out-of-pocket costs and expenses actually paid or incurred by Lender in connection with such transfer (including review of any documentation relating thereto), including, without limitation, attorneys’ fees; and (b) with respect to a transfer of Borrower’s interest in the Property or a transfer of equity interests resulting in a Person owning twenty-five percent (25%) or more of the equity interests (directly or indirectly) in Borrower, if required by Lender, Borrower shall have executed and delivered to Lender, and acknowledged, where required, such documents and instruments as Lender shall reasonably require, in form and substance reasonably satisfactory to Lender, including, with respect to any sale of the Property, such endorsements to Lender’s title insurance policy as Lender may reasonably require, at no cost to Lender. Additionally, (A) in the event that any transfer constitutes forty nine percent (49)% or less and twenty five percent (25%) or more of the direct or indirect ultimate beneficial ownership in Borrower, Borrower shall provide Lender with at least ten (10) days advance written notice of such transfer together with copies of all applicable assignment documents, and (B) Borrower shall provide Lender with an updated organizational chart and any amended organizational documents within ten (10) days following a Permitted Disposition pursuant to either Section 7.2(a)(i) or 7.2(b).

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“Transferee” is defined in Section 7.2(c).

“UETA” is defined in Section 9.19.

“Zoning Report” means that certain Zoning Assessment prepared by Massey Consulting Group, dated March 11, 2019, Site Number 26108.

Article II

LOAN

2.1           The Loan. Subject to and upon the terms and conditions set forth herein, Lender has made and Borrower has accepted the Loan on the Closing Date in the Loan Amount. Any portion of the Loan borrowed and repaid hereunder may not be reborrowed. The foregoing will not be deemed to limit or restrict the disbursement to Borrower of any deposits, holdbacks, accounts, reserves or proceeds of insurance or Awards that are to be disbursed to Borrower under other provisions of this Agreement or the other Loan Documents. The Loan shall be evidenced by this Agreement, the Note and the other Loan Documents and shall be secured by the Security Instrument, the Assignment and the other Loan Documents.

2.2           Use of Proceeds. Borrower shall use the proceeds of the Loan disbursed to it (a) to pay to Lender the amounts due under the Loan Documents and (b) for Borrower’s general business purposes (including acquisition of Borrower’s interest in the Property or repayment of a previous financing arrangement, if applicable). The Loan is for business and commercial use and is not for personal, family or household purposes.

2.3           Payment Provisions.

(a)          Interest accrued on the unpaid principal balance of the Note from the date of disbursement to but not including August 1, 2019 (the “Interim Interest Period”) at the rate of 3.85% per annum (the “Interest Rate”), shall be due and payable on the disbursement date of the Loan. In the event that disbursement occurs on the first of the month, then there shall be no payment of interim interest and the first payment due from Borrower hereunder shall be in accordance with subsection (b) below.

(b)          Thereafter, monthly installments of interest only on the unpaid principal balance of the Note at the Interest Rate, shall be due and payable in 119 consecutive monthly installments commencing on September 1, 2019 and continuing on the first day of each calendar month thereafter (a “Payment Date”), with each such installment to be in the sum of $163,625.00, without deduction or set-off.

(c)          In the event the Loan is prepaid in part pursuant to Section 2.6 below, then the monthly installment amount shall be adjusted based upon the Interest Rate, interest-only payments, and the then-outstanding principal balance of the Loan after the application of such partial principal prepayment.

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(d)          The unpaid principal balance of the Note, all accrued unpaid interest thereon (if not sooner paid), and all other amounts owing to Lender under the Loan Documents shall be due and payable in full on the Maturity Date.

2.4           Application of Payments. Each payment received by Lender with respect to the Note shall be applied: first, to the payment of any Prepayment Premium; second, to the payment of any Late Charge or other such Charges as provided in this Agreement or in the other Loan Documents; third, to the repayment of any amounts advanced by Lender in accordance with this Agreement or the other Loan Documents for insurance premiums, taxes, assessments, or for preservation or protection of the collateral covered by the Loan Documents (including all legal costs associated therewith); fourth, to the payment of accrued unpaid interest on the Note, and the balance, if any, shall be applied to the reduction of the outstanding principal balance of the Note (subject to the terms hereof), or in such other order or proportion of said obligations as Lender may determine. Interest due hereunder shall be calculated on the basis of a 360-day year (composed of twelve 30-day months) except the payment due under Section 2.3(a) above which shall be calculated on the actual number of days in the Interim Interest Period. All payments on the Loan shall be made by automated clearing house (ACH) auto-debit funds transfer initiated by Lender and/or its agents.

2.5           Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not received by Lender by the later of (a) the Payment Date or (b) the date specified by applicable Law as the last date that must pass before Lender may legally charge a Late Charge, Borrower shall pay to Lender a Late Charge to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. The Late Charge shall be due and payable on the next Payment Date thereafter, whether or not Lender shall have billed Borrower for such charges, or upon written demand if there shall be no succeeding Payment Date thereafter. Any such amount shall be secured by the Security Instrument and the other Loan Documents. Borrower acknowledges that the Late Charge is a fair and reasonable estimate, considering all of the circumstances existing on the date of execution of this Agreement, of the cost the Lender will incur by reason of such late payment. Notwithstanding the foregoing, in the event the Loan is not paid in full on the Maturity Date, a Late Charge will not be assessed on the principal balance of the Loan (provided, however, the foregoing shall in no event be construed to limit any of Lender’s rights or remedies available to it in such event, including, but not limited to assessment and collection of interest at the Default Rate).

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2.6           Prepayment. Borrower shall not have the right to prepay all or any part of the Loan at any time except as expressly provided for herein. Borrower shall have the right to prepay, in full or in part, the Loan, at any time and from time to time but which right to prepay the Loan in part shall be limited to one time per Loan Year, provided that, as conditions precedent, Borrower: (i) gives Lender not less than thirty (30) days prior Notice of Borrower’s intention to prepay the Loan, which notice shall be revocable by Borrower; (ii) pays to Lender the Prepayment Premium, if any, then due and payable to Lender; and (iii) pays to Lender all other amounts then due under the Loan Documents. If the Loan is prepaid in part, then the applicable Prepayment Premium due shall only apply to the principal amount of the Loan being prepaid in part. If all or any portion of the Prepayment Premium calculation in this Section 2.6 and in the definition of Prepayment Premium shall be amended, altered, severed, voided or determined to be not enforceable by any court or other governmental entity, or if Borrower brings an action or raises as a defense to a suit brought by Lender that the Prepayment Premium is void and/or unenforceable, the entire voluntary prepayment privilege set forth in this Section 2.6 shall be deemed null and void, and of no further force and effect. Commencing on the Payment Date that is three months prior to the Maturity Date, provided no Event of Default then exists or the Loan has not been accelerated, Borrower may prepay the full outstanding principal balance of the Loan, at Par. If the prepayment of the Loan occurs on a date other than the Maturity Date, interest shall be calculated based upon the actual days including the day of prepayment.

2.7           Savings Clause; Severability. Notwithstanding anything in any of the Loan Documents to the contrary, if at any time the Interest Rate, together with all fees, charges, and other amounts that are treated as interest on the Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable Law, the Interest Rate, together with all Charges, shall be limited to the maximum lawful rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section 2.7 shall be cumulated and the interest and Charges payable to Lender in respect of other periods shall be increased (but not above the maximum lawful rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by Lender. Any amount collected by Lender in excess of that which can be spread over the life of the Loan in accordance with this Section 2.7 shall be promptly refunded to Borrower and shall be deemed by the parties to never have been charged at all.

Article III

REPRESENTATIONS AND WARRANTIES

Borrower hereby unconditionally represents and warrants to Lender, as of the Closing Date, the following:

3.1           Existence, Power and Authority.

(a)          Borrower. Borrower is a duly organized, validly existing limited liability company, and is in good standing under the Laws of the State and the State of Delaware. Borrower’s U.S. Employer’s tax identification number is 83-4288786. To Borrower’s knowledge, Borrower is not in violation of any Laws relating to its structure, including, but not limited to, Federal securities laws, blue sky laws and other Laws, or the rules or regulations of the Securities and Exchange Commission. Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and Borrower is duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents and has full power and lawful authority to encumber and convey the Property pursuant to the terms of the Loan Documents. To Borrower’s knowledge, the execution of the Loan Documents will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under any Law, order or judgment of any court, Governmental Authority, or the Governing Documents (as defined below) of Borrower, or any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected, and will not result in the creation or imposition of any Lien upon any of its properties or assets except for those in the Loan Documents.

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(b)          Manager. Manager is a duly organized, validly existing limited partnership, in good standing under the Laws of the State of Delaware. Manager’s U.S. Employer’s tax identification number is 80-0967273. To Borrower’s knowledge, Manager is not in violation (in any material respects) of any Laws relating to its structure, including, but not limited to, Federal securities laws, blue sky laws and other Laws, or the rules or regulations of the Securities and Exchange Commission. To Borrower’s knowledge, Manager is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and Manager is duly authorized to execute documents in connection with the Loan.

3.2           Purchase Options. To Borrower’s knowledge, except as set forth in that certain NRSU Undertaking Agreement, dated as of July 17, 2019, by and between Borrower and MB-REEC HOUSTON PROPERTY OWNER LLC, a Delaware limited liability company (the “NRSU Undertaking Agreement”) with respect to the NRSU (as defined in the NRSU Undertaking Agreement), no Person has any outstanding exercisable rights with respect to the purchase or sale of any portion of the Property, including, without limitation, any right of first offer or refusal, or purchase option.

3.3           Status of the Property

(a)          Flood Zone. The Real Property is not located in an area identified by the Secretary of Housing and Urban Development, the Federal Emergency Management Agency or a successor thereto as an area having special flood hazards pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as amended, or any successor Law.

(b)          Utilities. The Property is served by all public utilities in adequate supply required for its Existing Use.

(c)          Casualty. The Property is free from material damage caused by fire, flood, explosion, environmental spill or any other casualty.

(d)          Access. All streets necessary to serve the Real Property have been completed, are serviceable, are legally open, and Borrower has unrestricted access from public roads to the Real Property and the Improvements.

(e)          Condemnation. To Borrower’s knowledge, there is no condemnation or similar proceeding pending or threatened (in writing) affecting any part of the Property.

(f)          Accessibility. To Borrower’s knowledge, the Property complies with the accessibility requirements of The Fair Housing Act of 1988 (if applicable), The Americans with Disabilities Act, 42 U.S.C.A. § 121.01 et seq. (the “ADA”), and the regulations thereunder promulgated by the U.S. Architectural and Transportation Barriers Compliance Board (36 C.F.R. § 1191 et seq.) and by the U.S. Department of Justice (28 C.F.R. Part 36), including, without limitation, the ADA Accessibility Guidelines for Buildings and Facilities attached as an appendix to said regulations (together, the “Accessibility Laws”).

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(g)          Environmental. Except as disclosed in the Environmental Report, the Property is not in violation of any Environmental Law relating to conditions in, on, under or about the Property including but not limited to soil and groundwater conditions to which exposure is prohibited, limited or regulated by any such Environmental Law and neither Borrower nor, to Borrower’s Knowledge, any third party has used, generated, manufactured, stored or disposed of in, on, under or about the Property or transported to or from the Property any Hazardous Substances.

(h)          Licenses; Permits; Zoning. Except with respect to those certain building code violations identified in the Zoning Report, Borrower (or the Condominium Board or tenant under the applicable Lease, as the case may be) has all necessary (i) certificates, licenses, and other approvals, governmental or otherwise, for the operation of the Property and the conduct of its business; and (ii) zoning, building, code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture or modification.

(i)          Plans and Specifications. Borrower is not in possession of the plans and specifications for the Property.

(j)          Miscellaneous Property Diligence. There are no service contracts related to the Property (to which Borrower is a party) not terminable within thirty (30) days. Borrower is in possession of no tangible personal property related to the Property.

3.4           No Misrepresentations.

(a)          All materials, reports, Financial Statements, leasing certifications, and other written information pertaining to the Borrower Parties and the Property which were or are prepared by the Borrower Parties (and/or their Affiliates) and delivered by, or on behalf of, the Borrower Parties to Lender, are true, correct and complete in all material respects.

(b)          All materials, reports, Financial Statements and other written information pertaining to the Borrower Parties and the Property which were prepared by third parties unaffiliated with the Borrower Parties (as required by Lender or as to such matters Lender determines appropriate for the Borrower Parties to engage third parties to provide the same) and delivered to Lender and any of the Borrower Parties (and/or their Affiliates) are, to Borrower’s Knowledge (after having reviewed such materials, reports, Financial Statements and other information), true, correct and complete in all material respects.

(c)          None of the Loan Documents contains any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the other Loan Documents not materially misleading.

3.5           No Material Adverse Change. Since the date of the execution of the Application no Material Adverse Change has occurred, and to Borrower’s Knowledge, there is no fact which would reasonably be expected to have a Material Adverse Effect and which has not otherwise been fully set forth in this Agreement or in the other Loan Documents.

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3.6           No Defaults, Violations or Offsets.

(a)          There are no Events of Default under this Agreement or, to Borrower’s Knowledge, any material defaults or violations by Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if Borrower is a corporation, its operating agreement or certificate of organization if Borrower is a limited liability company, or its other organizational documents, as applicable (collectively, the “Governing Documents”); (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any Law, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any Law, the action of any court or any Governmental Authority.

(b)          There are no set-offs, defenses or counterclaims to the payment of the Loan.

3.7           Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to Borrower’s Knowledge, threatened (in writing) against the Borrower Parties and there is no basis, to Borrower’s Knowledge, for any action, suit, proceeding or investigation which, in either case, would be reasonably expected to result in a Material Adverse Change. As used in this Section, “action, suit, proceeding or governmental investigation” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

3.8           Bank Secrecy Act, the Foreign Corrupt Practices Act, OFAC.

(a)          Borrower and each Person(s) owning an interest in Borrower is (i) not identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) not a Person(s) with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States Law or Executive Order of the President of the United States; and (iii) in compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by OFAC;

(b)          None of the funds or other assets of Borrower constitute property of, or are or will be beneficially owned, directly or indirectly, by any Embargoed Person;

(c)          No Embargoed Person has any interest of any nature whatsoever in Borrower (whether directly or indirectly);

(d)          None of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower is prohibited by Law or that the Loan Documents are in or will be in violation of Law,

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(e)          Borrower has implemented procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times; and

(f)          Borrower has complied, and will continue to comply, with all requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect.

3.9           Tax Returns. Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.10         Environmental Matters. Except as disclosed in the Environmental Report, to Borrower’s Knowledge, Borrower is in compliance, in all respects, with all Environmental Laws, including, without limitation, all Environmental Laws in jurisdictions in which Borrower owns or operates, or has owned or operated, a facility or site, stores Security Property, arranges or has arranged for disposal or treatment of Hazardous Substances, solid waste or other waste, accepts or has accepted for transport any Hazardous Substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed to Lender, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to Borrower’s Knowledge, threatened against Borrower, any real property which Borrower holds or has held an interest or any past or present operation of Borrower. No release or disposal of Hazardous Substances is occurring, or to Borrower’s Knowledge has occurred, on, under or to any real property in which Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

3.11         Intellectual Property. To the extent applicable, Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrower.

3.12         Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time in effect or for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

3.13         Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents the Borrower will be Solvent.

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3.14         ERISA. (a) Borrower is not an “employee benefit plan” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (b) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (c) one or more of the following circumstances is true: (i) Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. § 2510.3-101(b)(2); (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or an investment company registered under The Investment Company Act of 1940. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, certifying to Lender that the representation and warranties contained in this Section are true, correct and complete in all material respects.

3.15         Condominium.

(a)          The Condominium is governed by the Condominium Documents and, to Borrower’s Knowledge, there are no other written agreements governing the affairs of the Condominium.

(b)          As of the Closing Date, no Association has been incorporated for the Condominium, and the board of the Condominium has the status of an unincorporated association for the Condominium.

(c)          There are no outstanding unpaid assessments, fines or other charges due and owing by Borrower under the Condominium Documents.

(d)          Each of the Units (as defined in the Security Instrument) is a tax parcel (with a separate tax lot number) separate from the other Condominium units and from any other real property.

3.16         Survival of Representations. The representations and warranties of Borrower set forth in this Article III, elsewhere in this Agreement, in the other Loan Documents and in the Indemnity Agreement shall survive for so long as the Indebtedness has not been fully paid, the Obligations have not been fully satisfied and there has been no voluntary release and/or reconveyance of the Security Instrument; provided, however, that the representations and warranties set forth in the Indemnity Agreement shall survive as stated therein. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation hereafter made by Lender or on its behalf. Borrower will immediately notify Lender in writing if any of the representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In addition, Borrower will, at the request of Lender, provide such information as may be reasonably requested by Lender to determine Borrower’s compliance with the terms hereof.

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Article IV

AFFIRMATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been indefeasibly paid in full and the Obligations have been indefeasibly paid, fully performed and discharged (excluding any Obligations which expressly survive repayment of the Indebtedness and release of the Security Instrument), as follows:

4.1           Payment and Performance of Obligations. Borrower shall timely pay the Indebtedness and perform or cause to be performed the Obligations pursuant to the terms of this Agreement.

4.2           Continuation of Existence and Authority. Borrower will maintain in good standing its existence, franchises, rights and privileges under the Laws of the State of Delaware and its rights to transact business in the State, including its right to borrow under this Agreement and perform all of its other terms and provisions of the Loan Documents, and will not dissolve, terminate or otherwise dispose, directly or indirectly or by operation of law, of all or substantially all of its assets or change its legal structure from a limited liability company organized under the State of Delaware.

4.3           Taxes and Other Charges.

(a)          Payment. Borrower will duly pay and discharge, or cause to be paid and discharged, not later than the earliest to occur of (i) the due date thereof; (ii) the date any fine, penalty, interest or cost may be added thereto or imposed; and (iii) the date prior to any date any Lien may be filed for the nonpayment thereof (if such date is used to determine the due date of the respective item) all (A) general taxes, special taxes, assessments (including assessments for benefits from public works or improvements whenever begun or completed) (the “Real Estate Taxes”), utility charges, water charges, sewer service charges, common area maintenance charges, if any, vault or space charges and all other like charges against or affecting the Property or against any property or equipment located on the Property, or which might become a Lien on the Property; (B) income taxes, franchise taxes, and other taxes owing by Borrower the non-payment of which would result in a Lien against the Property or otherwise diminish or impair the security of the Security Instrument; (C) any stamp taxes which may be required to be paid in connection with the Security Instrument; and (D) all taxes (excluding income taxes and/or franchise taxes of Lender), charges, filing, registration, and recording fees, excises and levies imposed upon Lender by reason of or in connection with the execution, delivery and/or recording of the Loan Documents or the ownership of the Security Instrument or any Security Instrument supplemental hereto, any security instrument with respect to any equipment or any instrument of further assurance, and all corporate, stamp and other taxes required to be paid in connection with the Loan (collectively, the “Impositions”). Borrower will also pay any penalty, interest or cost for non-payment of Impositions which may become due and payable, and such penalties, interest or cost shall be included within the term Impositions. Unless Borrower is required to make monthly deposits pursuant to this Agreement or any other Loan Document, Borrower shall deliver official receipts evidencing the payment of all Impositions to Lender not later than thirty (30) days following the payment of the same.

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(b)          Monthly Deposits. In order to assure compliance with Borrower’s obligations pursuant to Section 4.3 and Section 6.1, Borrower shall deposit with Lender, together with and in addition to each monthly payment due on account of the Loan, an amount equal to one-twelfth of the annual total of such Real Estate Taxes and insurance premiums (all as estimated by Lender) so that, at least thirty (30) days prior to the due date thereof, Lender shall be able to pay in full all such Real Estate Taxes and insurance premiums. Lender may hold the sums so deposited without paying interest, commingle same with its general funds and/or apply the same to the payment of Real Estate Taxes and insurance premiums. If at any time the funds held by Lender are insufficient to pay such Real Estate Taxes and insurance premiums, Borrower shall immediately, upon Notice and demand by Lender, deposit with Lender the amount of such deficiency. If Borrower fails to make timely payments pursuant to the terms of Section 4.3(a) above, Lender, at Lender’s sole option, shall have the right to make such payments pursuant to the terms of this Agreement (and, so long as Borrower has deposited with Lender the funds necessary to make such payments in full prior to the due date thereof, Lender’s failure to make such payments shall not constitute a default on the part of Borrower hereunder). Upon and following the occurrence of an Event of Default, Lender may, at Lender’s sole option but without an obligation so to do, apply any funds held pursuant to the terms of this Section 4.3(b) toward the payment of the Indebtedness, notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured, in such order and manner of application as Lender may elect.

(c)          Contests. Borrower may contest (or permit to be contested), in good faith and in accordance with applicable Laws and procedures, the proposed assessment of Real Estate Taxes by Governmental Authorities having jurisdiction over the Property; provided, however, Borrower shall give Notice of its intent to bring such an action to Lender. Any such contest, however, shall not relieve Borrower of its obligation to pay all Impositions in full, and Lender may require Borrower to post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 4.3(c)) as a result of Borrower’s act.

4.4           Lien Priority. Borrower will protect and preserve the first lien and security interest status of the Security Instrument, subject to any Permitted Encumbrances existing as of the Closing Date.

4.5           Property Maintenance and Management.

(a)          Subject to (x) the terms of the Condominium Documents (and the rights and obligations of the Condominium Board thereunder) and (y) the terms of the Leases and the rights and obligations of the tenants thereunder, Borrower will (i) operate and maintain the Property in good order, repair and operating condition, ordinary wear and tear excepted and shall not commit or negligently permit any misuse or physical waste thereof; (ii) promptly make all necessary repairs, renewals, replacements, and improvements thereto, necessary to insure that the same as part of the security for the Security Instrument shall not in any way be diminished or impaired; (iii) replace fixtures and personal property as and when appropriate with fixtures or personal property comparable thereto when new; (iv) maintain all utilities required for the Existing Use; and (v) make such repairs as Lender may reasonably require, and from time to time make all needful and proper replacements so that the Improvements, Fixtures and Security Property shall at all times be in good condition, fit and proper for the respective purposes for which they were originally erected or installed. Borrower shall only use contractors who are properly licensed, who carry workers’ compensation insurance and appropriate liability insurance, who generally have a good reputation for completing their work in a neat, prompt and workmanlike manner, and use only new or re-manufactured goods of a quality as good or better than that originally used on the Property in connection with any work at the Property. In order to assure compliance with Borrower’s obligations pursuant to Section 4.5(a), Borrower or its parent company, on behalf of Borrower, shall maintain commercially reasonable operating reserves and such funds may only be used to pay for costs incurred in connection with this Section 4.5(a).

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(b)          Subject to (x) the terms of the Condominium Documents (and the rights and obligations of the Condominium Board thereunder) and (y) the terms of the Leases and the rights and obligations of the tenants thereunder, Borrower will maintain all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the operation of all or any part of the Property, and the occupancy and use of the Property, including, where appropriate, a permanent certificate of occupancy and all required zoning ordinance, building code, land use, environmental and other similar permits or approvals, all of which as of the date hereof are in full force and effect and not subject to any revocation, amendment, release, suspension or forfeiture.

(c)          Subject to the terms of the Condominium Documents (and the rights and obligations of the Condominium Board thereunder), Borrower shall maintain all curbs, drives and parking areas existing at the Property as of the Closing Date, if any, and Borrower shall maintain at all times a number of parking spaces equal to or greater than the greatest of (i) the number required by any Laws or any governmental body, agency or authority having jurisdiction over Borrower or the Property, and (ii) the number (if any) required by the terms of all Leases.

(d)          The initial manager of the Property shall be New York City Properties, LLC, a Delaware limited liability company, an Affiliate of Borrower. In the event that Borrower desires to replace the initial manager after the Closing Date, Borrower shall submit a written request to Lender for prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Lender shall be deemed to have approved such request if the replacement manager is Cushman & Wakefield, JLL, Newmark Knight Frank, or CBRE. Any leasing agent of the Property, if other than Borrower or the foregoing party, shall be first approved in writing by Lender. The maximum property management fee shall be five percent (5%) of gross rentals at the Property. Borrower shall employ all property management or leasing agents pursuant to agreement(s) reasonably acceptable to Lender until the Indebtedness has been paid in full and the Obligations have been fully satisfied; provided, however, if the Property is managed by the Borrower a written agreement shall not be required. Any such agreement is hereby assigned to Lender and the rights of the manager and leasing agent thereunder shall be subordinated to the Lien of the Security Instrument and such manager and leasing agent shall consent to such subordination and assignment upon request from Lender. If any change of management or termination or modification of any such agreement occurs without Lender’s prior written approval, it shall constitute an Event of Default.

(e)          Borrower shall cause the Property to remain separately assessed for real estate tax purposes as a separate tax lot or lots.

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4.6           Compliance with Laws and OFAC. Borrower shall perform and promptly comply with, and cause the Property to be maintained, used and operated in accordance with, any and all (a) present and future Laws, (b) applicable orders, rules and regulations of any regulatory, licensing, accrediting, or rating organization or other body exercising similar functions, (c) applicable duties or obligations of any kind imposed under any Permitted Encumbrance or otherwise by Law, covenant, condition, agreement or easement, public or private, and (d) policies of insurance or the rules and regulations of any insurance underwriting or rating organization, at any time in force with respect to the Property. Borrower shall promptly provide Lender with a copy of any notice Borrower receives indicating that Borrower is in default of any of the foregoing or that the Property is not in compliance with any Laws. Borrower shall comply with Section 3.8 until the Indebtedness has been paid in full.

4.7           Property Reports.

(a)          Books and Records. Borrower will maintain complete and accurate books and records showing in detail the income and expenses of the Property, and from time to time upon request by Lender, will permit Lender and its agents, contractors or representatives to examine said books and records and all supporting vouchers and data during normal business hours and upon reasonable prior written notice, in such place as such books and records are customarily kept.

(b)          Annual Reporting Requirement. Borrower and Guarantor shall furnish to Lender annual certified Financial Statements, including operating statements for the Property, income statements and balance sheets for Borrower, Guarantor, the Property and all Major Tenants (if required to be delivered to Borrower (subject to any confidentiality requirements) under their respective Leases or otherwise received by Borrower), within one hundred twenty (120) days of the end of their respective fiscal year(s). These statements shall: (i) be in form reasonably acceptable to Lender, (ii) be prepared in accordance with generally accepted accounting principles consistently applied, (iii) include a rent roll certified as true and correct by Borrower or an authorized representative of Borrower, and (iv) include the most current annual sales figures for the Property and all Major Tenants (if applicable and required to be delivered to Borrower (subject to any confidentiality requirements) under their respective Leases or if they are otherwise received by Borrower). These statements for Borrower, Guarantor and the Property shall be certified as true and correct by Borrower or an authorized representative of Borrower and by any Guarantor, respectively. In the event Borrower fails to provide such statements to Lender within the time prescribed above, Borrower shall pay Lender the sum of Two Hundred and NO/100 Dollars ($200.00) in administrative expenses for each successive month or partial month beyond the one hundred twenty (120) day period set forth above for which the statements are delinquent.

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(c)          Lender Request. At the request of Lender, but under no circumstances more often than once a calendar quarter (provided no Event of Default has occurred under the Loan Documents), Borrower shall furnish to Lender within fifteen (15) days of such request (so long as same is sixty (60) days or more after the end of such calendar quarter): (i) unaudited Financial Statements (balance sheet, income statement, operating statements and current rent roll) covering the operation of the Property for periods other than those set forth in Section 4.7(b) above, (ii) unaudited Financial Statements (balance sheets and income statements) for Borrower, Guarantor, their general partner(s), shareholder(s) or member(s) (whichever may be applicable), and for such other principals of Borrower as designated by Lender, (iii) a portfolio analysis showing annualized cash flow statements (including debt service payments) for all real properties owned by Borrower, its general partner(s), shareholder(s) or member (s) (whichever is applicable), and for such designated principals, (iv) a current rent roll for the Property, and (v) an operating budget for the current fiscal year and after October 31st of each calendar year an operating budget for the following fiscal year. All such statements and rent rolls shall be certified to Lender to be complete, correct, and accurate by the individual for an individual’s statements or by an authorized representative of the entity if the statements are for a partnership, corporation or limited liability company or other such entity. Notwithstanding the foregoing, during the existence of an Event of Default under the Loan Documents, Lender shall have the right to require additional audited financial statements, including operating statements for the Property, income statements and balance sheets for Borrower, Guarantor, the Property and all Major Tenants, certified by a certified public accountant approved by Lender, the cost of which shall be paid by Borrower.

4.8           Borrower’s Estoppel Certificate. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a written statement, certifying to Lender or to Lender’s designee as to: (a) the amount of the Indebtedness then owing under the Loan Documents; (b) the terms of payment and Maturity Date of the Indebtedness; (c) the date to which interest has been paid under the Loan; (d) whether any offsets or defenses exist against the Indebtedness or Obligations and, if any are alleged to exist, a reasonably detailed description thereof; (e) that all Leases for the Property are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents, under such Leases have been paid; (g) whether or not, to Borrower’s Knowledge, any of the tenants under such Leases are in default under such Leases, and, if any of the tenants are in default, setting forth the specific nature of all such defaults; and (h) any other matters reasonably requested by Lender.

4.9           Additional Reporting Requirements. Borrower shall provide prompt Notice to Lender of the occurrence of any of the following (together with a description of the action which Borrower proposes to take with respect thereto): (a) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (b) any litigation filed by or against Borrower or any proceedings before any Governmental Authority or arbitrator involving or affecting Borrower or the Property, and (c) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as all such terms are defined in ERISA), or (d) any event which would reasonably be expected to have a Material Adverse Effect.

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4.10         Compliance with Loan Documents; Further Assurances.

(a)          Borrower shall, and shall cause Guarantor and other Borrower Parties (as applicable) to observe, perform and satisfy in a timely manner all the terms, provisions, covenants, conditions, duties and obligations required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by them, under and pursuant to this Agreement, and the other Loan Documents.

(b)          At Borrower’s sole cost and expense, Borrower shall promptly (i) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents, and (ii) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Indebtedness, to correct any omissions or errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith; provided, however, that Borrower, except in the case of manifest error, shall not be required to execute and deliver any documents, agreements and/or instruments which increase Borrower’s obligations and/or liabilities under the Loan Documents or decrease Borrower’s rights under the Loan Documents, in each case, beyond a de minimis extent.

(c)          If Borrower changes its name, place of business, or jurisdiction of organization pursuant to Section 5.4, Borrower shall deliver to Lender all UCC financing statements and amendments as Lender shall request and shall take all other actions deemed necessary by Lender to continue its perfected first priority lien status in the Security Property.

(d)          Borrower shall not raise as a defense to the payment of the Loan that there exists set-offs, defenses (except for the defense of payment or performance) or counterclaims, except to the extent such defense is permitted or provided by the usury Laws of the State.

4.11         Special Purpose Entity; Separateness.

(a)          Borrower hereby covenants, until such time as the Indebtedness is fully and finally paid, Borrower shall not:

(i)          change or permit to be changed its Governing Documents, if such change would materially and adversely impact the covenants set forth in this Agreement or otherwise violate any prohibited transfer or due on sale provisions set forth in the Loan Documents;

(ii)         fail to qualify to do business and remain in good standing under the Laws of the state in which it was formed and the State, or fail to observe all material corporate formalities;

(iii)        engage in any line of business or other activity other than (1) acquiring, owning, operating, leasing, managing and disposing of the Property (and activities incidental thereto), (2) entering into the Loan, and (3) any and all lawful activities incidental, necessary and appropriate thereto;

(iv)         acquire or own any assets other than (1) the Property, and (2) such incidental personal property as may be necessary for the operation of the Property or the conduct of its business as contemplated herein;

(v)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, or change its legal structure;

(vi)         transfer or otherwise dispose of all or substantially all of its assets, or engage in any transfer of assets outside the ordinary course of its business;

(vii)        form, acquire, hold or own any subsidiary, or make any investment in any Person (including the acquisition of obligations or securities of its Affiliates or acquisition of evidence of indebtedness issued by any other Person (other than cash and investment-grade securities));

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(viii)      commingle its assets with the assets of any other Person;

(ix)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Loan; (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than ninety (90) days past the date incurred and paid on or prior to such date, provided, further, that at no time shall the aggregate outstanding balance of the permitted debt specified in (2) above exceeds $100,000.00;

(x)          fail to maintain its records, books of account, bank accounts, Financial Statements, accounting records and other entity documents separate and apart from those of any other Person or have its assets listed on the Financial Statement of any other entity; provided, however, that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated Financial Statements of an Affiliate so long as Borrower’s assets are listed on Borrower’s own separate balance sheet and that any such consolidated Financial Statements contain a footnote indicating that Borrower is a separate legal entity, that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate, and that Borrower maintains separate books and records;

(xi)         enter into any contract or agreement with any Affiliate except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xii)        maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii)      assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person (other than to Lender to secure the Loan) or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)        make any loans or advances to any Person;

(xv)         fail to file its own tax returns (unless Borrower is a tax-disregarded entity not required to file tax returns under applicable Law) or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Laws);

(xvi)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (including identifying itself as a division or part of any other Person), or to conduct its business solely in its own name (including the failure to use separate stationery, invoices and checks bearing its own name) or fail to correct any known misunderstanding regarding its separate identity;

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(xvii)      fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (including the failure to remain Solvent or pay its own expenses and liabilities (including salaries of its own employees) only from its own funds); provided, however: (1) the failure of any (direct or indirect) member of, principal of or investor in Borrower to contribute additional capital to Borrower shall not constitute a breach of this subsection (xvii) during any period in which the Property experiences negative cash flow unless, without first paying operating expenses, debt service, maintaining commercially reasonable reserves, and all other amounts required the Loan Documents, Borrower (x) commits a default under Section 5.10 hereof, or (y) fails to turn over to Lender Rents received by Borrower after revocation of the license to receive Rents; and (2) a reduction of the market value of the Property (not caused by the acts and/or omissions of Borrower or its agents) below the outstanding Indebtedness shall not constitute a breach of this subsection (xvii);

(xviii)     without the prior unanimous consent of all of Borrower’s members or partners, as applicable, and the prior unanimous consent of all the direct owners of Borrower’s general partner or managing member, as applicable, (1) elect to dissolve or liquidate, or permit its general partner or manager to elect to dissolve or liquidate, its business organization or wind up its business affairs; (2) consent, or allow its general partner or manager to consent, to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (3) be adjudicated as bankrupt or insolvent, or file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition under or take advantage of any insolvency Law; (6) file an answer admitting the material allegations of a petition filed against Borrower or Guarantor or any such respective general partner or managing member of Borrower or Guarantor in any bankruptcy, reorganization or insolvency proceeding or petition or request for the appointment of a receiver, or fail to cause the dismissal of such petition within thirty (30) days after the filing of said petition; or (7) take action for the purpose of effecting any of the foregoing; or

(xix)        fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including for shared office space and for services performed by an employee of an Affiliate) among the Persons sharing such expenses.

(b)          The Governing Documents of Borrower shall at all times materially comply with each of the representations, warranties, covenants, and provisions set forth in Section 4.11(a).

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4.12         Leases and Possessory Estates.

(a)          Leasing. Borrower shall use all commercially reasonable efforts to lease and keep all of the Improvements fully leased. Any and all such Leases must comply with the provisions hereof. Upon Lender’s request, Borrower shall deliver to Lender a true, complete and correct copy of all Leases. As of the Closing Date, Lender has received from Borrower the Leases described in Schedule A attached hereto. Borrower shall not amend, modify, permit an assignment or sublease, supplement, terminate, cancel or rescind any Lease after the execution thereof without the prior written consent of Lender, except such consent shall not be required for such actions as to Leases not with Major Tenants that are taken in accordance with normal and prudent property management practices. Additionally, Borrower shall not, without the prior written consent of Lender, (i) request or consent to the subordination of any Lease to any Lien subordinate to the Security Instrument; or (ii) exercise any right to relocate any tenant outside the Property pursuant to any right set forth in a Lease. Nothing contained in this Agreement shall impose an obligation on Borrower to prevent any tenants under their respective Leases from engaging in any activities expressly permitted pursuant to the terms of such Leases, provided that such Leases existed as of the Closing Date or were entered into in accordance with the terms of this Agreement.

(b)          Lease Form. Except for Leases otherwise approved in writing by Lender, Borrower shall only execute Leases on the form of tenant lease approved by Lender as part of the underwriting of the Loan (the “Form Lease”) or as may be approved by Lender thereafter. Borrower shall not, without the prior written consent of Lender, which may be granted or withheld in Lender’s sole reasonable discretion, amend, modify or alter the Form Lease and Borrower shall reimburse Lender any of its costs and expenses, including reasonable attorneys’ fees, for the review of the Form Lease, including any proposed revisions thereto, or for the review of proposed Leases, any extensions, modifications and amendments to Leases. If Borrower requests Lender to review and/or execute any non-disturbance and attornment agreements with future tenants of the Property (as applicable), Lender will only enter into such agreements which are on Lender’s then-current standard form of such agreement. Any other form or changes to Lender’s then-current standard form submitted by Borrower or tenant are subject to Lender’s review, and shall be subject to payment by Borrower of Lender’s reasonable actual out-of-pocket legal fees (internal or external counsel). Borrower shall utilize the Form Lease in leasing all or any part of the Improvements and all Leases must (i) be at competitive market rents; (ii) have lease terms of not less than three (3) years and (iii) contain a written provision acceptable to Lender whereby all rights of the tenant under the Lease are subordinated to the Liens granted in the Loan Documents or may be made superior to the lien of the Security Instrument at Lender’s option. Notwithstanding the foregoing, Borrower may make modifications to the Form Lease as may be required or necessary in order to maintain compliance with applicable Law and negotiate changes to the Form Lease with prospective tenants provided such changes are commercially reasonable, negotiated in the ordinary course of business of owning and operating the Property in a prudent and sound businesslike manner and otherwise consistent with normal and prudent property management practices. Borrower shall not enter into any future Major Tenant Lease without obtaining Lender’s prior written consent and Borrower shall notify Lender in writing of all prospective Major Tenants, and shall deliver to Lender, at Borrower’s sole cost and expense, a copy of the prospective Major Tenant’s current financial statement, if required by such Major Tenant’s respective lease or otherwise provided to Borrower (subject to any confidentiality requirements), and the most recent Dun & Bradstreet credit report (if available) on said prospective Major Tenant. The financial statement delivered to Lender pursuant to this Section 4.12(b) shall be certified as true and correct by the Major Tenant or, if available, by a certified public accountant. Notwithstanding the foregoing, if Lender fails to approve or disapprove a new Lease (or modification to an existing Lease) with a Major Tenant pursuant a request to approve such Lease within ten (10) Business Days after the final (negotiated) version of the Lease (including all exhibits), a current rent roll for the Property, the most current quarterly operating statement for the Property and all tenant credit information has been delivered and received by Lender, clearly marked “Lease Review – Time Sensitive Response Required”, Borrower shall send a second notice by way of certified mail or overnight courier clearly marked in the same fashion. If after five (5) Business Days from receipt of the second notice, Lender has not approved or disapproved same, the Lease shall be deemed approved by Lender. If all of the required information was not provided initially or additional information is reasonably required by Lender to render a decision on the Lease, the time to respond will commence upon Lender’s receipt of all reasonably required information.

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(c)          Performance. Borrower shall (i) duly and punctually perform and comply with any and all material covenants and agreements which are binding on the landlord under any Lease; (ii) enforce, short of termination, the performance by each tenant under its respective Lease of all of said tenant’s obligations thereunder; (iii) appear and provide appropriate defense, with reasonable diligence, in any action or proceeding in any way connected with any Lease; and (iv) deliver to Lender such further information, and execute and deliver to Lender such further assurances, assignments, and confirmations of Lender’s rights under the Loan Documents with respect to the Leases and Rents as Lender may reasonably request. Without Lender’s prior written consent, Borrower shall not (A) do or knowingly permit to be done anything to impair the value of any of the Leases; (B) except for security or similar deposits, collect any Rents or other payments due under any of the Leases more than one (1) month in advance of the time when the same becomes due under the terms of any Lease; (C) except as expressly provided in the Leases, discount any future Rents or other payments due under any of the Leases; or (D) assign or grant a security interest in or to any of the Leases or any Rents due thereunder, other than in accordance with the terms, provisions, or obligations contained in the Loan Documents. Borrower shall notify Lender in writing of any default (of which Borrower has actual knowledge) under any Lease. Lender shall have the right, but not the obligation, at its sole option, upon the occurrence of any default by Borrower under any Lease, to pay any sum required or perform any obligation required to cure such default and Borrower shall repay on demand any and all such amounts incurred by Lender, including interest on such amount at the Default Rate.

(d)          Estoppel Certificates. Borrower shall deliver to Lender, upon request, tenant estoppel certificates from each commercial lessee at the Property in form and substance reasonably satisfactory to Lender, including, if applicable, the form of estoppel certificate for a particular tenant that was accepted by Lender on or prior to the Closing Date (provided, however, that Borrower shall not be required to deliver such certificates more frequently than one time in any calendar year unless a default then exists under the Loan Documents).

(e)          Termination Fees. Borrower shall deposit all Termination Fees from Major Tenants and those in excess of One Hundred Thousand and NO/100 Dollars ($100,000.00) (whether or not Lender’s consent to such termination is required) into a cash collateral account controlled by Lender and use such Termination Fees to retrofit or build out the applicable premises for a new tenant(s) under terms and conditions reasonably satisfactory to Lender. Any excess or unused Termination Fees deposited shall be released to Borrower upon the earlier of (i) completing the re-leasing and build-out of replacement tenant space(s) provided that (A) any/all replacement leases aggregate to an annual rental income equal to or greater than the then-current annual rental income for the terminated tenant(s) at the time of the termination, or (B) the then loan-to-value ratio of the Loan given effect to any and all replacement tenant(s) is equal to or less than 50% as reasonably determined by Lender; or (ii) full payment and satisfaction of the Loan and all of Borrower’s and Carveout Guarantor’s obligations under the Loan Documents. If an Event of Default exists under the Loan Documents or if (i) or (ii) above have not been satisfied as determined by Lender in its sole discretion, all Termination Fees shall be delivered to Lender and Lender may apply the Termination Fees, including any Termination Fees held in a cash collateral account, in such order and manner of application as Lender may elect (notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Indebtedness may otherwise be adequately secured).

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(f)          Miscellaneous Licenses, Leases and other Possessory Estates. Notwithstanding anything in this Agreement to the contrary, and subject to the terms of the Condominium Declaration and the rights of any tenants under their respective Leases, Borrower shall not grant any Person any possessory interest wherein such Person shall have the right to attach to any exterior portion of the Improvements or on any portion of the Real Property telecommunication, renewable energy or similar equipment, including, but not limited to: satellite dishes, antennas, cable routers, solar panels, wind turbines, etc. unless such equipment is solely providing service to the Property.

4.13         Miscellaneous Property Agreements. Borrower shall duly and punctually perform and comply in all material respects with any and all covenants and written agreements which are binding on the Borrower under any deed, sublease, or other form of conveyance, or any other agreement pursuant to which Borrower grants or is granted a possessory interest in the Property.

Article V

NEGATIVE COVENANTS

Borrower hereby unconditionally covenants and agrees with Lender, until the Indebtedness has been paid in full and the Obligations have been paid, fully performed and discharged, as follows:

5.1           Use Violations. Borrower will not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, the Property in any manner which (a) violates any Laws; (b) may be dangerous, unless safeguarded as required by Law and/or appropriate insurance; (c) constitutes a public or private nuisance; or (d) makes void, voidable or cancellable, or increases the premium of, any insurance then in force with respect thereto.

5.2           Waste. Borrower will not commit or negligently permit any physical waste or impairment of the Property, ordinary wear and tear excepted.

5.3           No Disposition. Except for Permitted Dispositions, neither Borrower nor any legal or beneficial owner of Borrower will make a Disposition without obtaining Lender’s prior written consent to the Disposition.

5.4           Change of Name or Address. Borrower shall not change its name, identity, principal places of business or its jurisdiction of organization without obtaining Lender’s prior written consent to such change. Borrower shall bear all out-of-pocket costs actually incurred by Lender in connection with any such change including, without limitation, reasonable attorneys’ fees.

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5.5           ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or result in a violation of a state statute regulating governmental plans.

5.6           Zoning. Subject to (x) the terms of the Condominium Documents (and the rights and obligations of the Condominium Board thereunder) with respect to any Common Elements (as defined in the Condominium Documents) and (y) the terms of the Leases and the rights of the tenants thereunder, Borrower will not (a) initiate, support or acquiesce in any zoning reclassification of the Property, seek any variance under existing zoning ordinances applicable to the Property or use or permit the use of the Property in a manner which would result in such use becoming a non-conforming use under applicable zoning ordinances; (b) modify, amend or supplement any of the Permitted Encumbrances; (c) impose any restrictive covenants or encumbrances upon the Property, or execute or file any subdivision plat affecting the Property, or consent to the annexation of the Property to any municipality; (d) permit or suffer the Property to be used by the public or any Person in such manner as would make possible a colorable claim of adverse usage or possession or of any implied dedication or easement; (e) take any actions which results in the Property no longer being separately assessed for real property tax purposes as a separate tax lot or lots; (f) assign, transfer or in any manner change any certificates, licenses, authorizations, registrations, permits and/or approvals without first receiving the written consent of Lender; or (g) consent to the formation of any owner/tenant association or road improvement district affecting the Property.

5.7           Mineral Rights. Borrower agrees that the making of any oil, gas or mineral lease, or the sale or conveyance of any mineral interest or right to explore for minerals under, through or upon the Property, would impair the value of the Property and Borrower will not permit any drilling or exploration for or extraction, removal or production of any minerals from the surface or the sub-surface of the Real Property regardless of the depth thereof or the method of mining or extraction thereof. Borrower shall have no right, power or authority to lease the Property, or any part thereof, for oil, gas or other mineral purposes, or to grant, assign or convey any mineral interest of any nature, or the right to explore for oil, gas and other minerals, without first obtaining Lender’s express written permission therefor. Whether or not Lender shall consent to such Lease or grant of mineral rights, Lender shall receive the entire consideration to be paid for any such Lease or grant of mineral rights, with the same to be applied to the Loan notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan is otherwise adequately secured. The acceptance of such consideration shall in no way impair the Lien of the Security Instrument on the Property or cure any existing Event of Default.

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5.8         Alteration, Removal, Building and Change in Use of Property. Subject to (x) the terms of the Condominium Documents (and the rights and obligations of the Condominium Board thereunder) with respect to the Common Elements and (y) the terms of the Leases and the rights and obligations of the tenants thereunder (it being agreed and acknowledged that Lender shall not have any consent rights with respect to any alterations or other matters described in this Section 5.8 to the extent such alterations or other matters are permitted under the terms of the Condominium Documents and/or applicable Leases without Borrower consent), Borrower will not permit the following without the prior written consent of Lender, which consent shall not be unreasonably withheld: (a) any structural alteration of, or addition to, the Improvements now or hereafter situated upon the Real Property, or the addition of any new buildings or other structure(s) thereto, other than (i) the erection or removal of non-load bearing interior walls or alterations required by the terms of Leases which have been approved by Lender or which are not subject to Lender’s review, comment and approval, or (ii) making other immaterial alterations or improvements to the Property consistent with the ownership and operation relating to the Existing Use or otherwise as approved in writing by Lender; (b) the removal, transfer, sale or lease of the Fixtures and Security Property, except that the renewal, replacement or substitution of broken, obsolete or worn out Fixtures and Security Property may be made in the normal course of business as long as replacement or substituted items are of like or better quality, value and utility as the removed items were in their original condition; (c) building or constructing upon any portion of the Property, any building, structure or improvement of any kind whatsoever, the building or construction of which has not been previously approved by Lender in writing, which approval shall be at the discretion of Lender; and (d) the use of any of the Improvements now or hereafter situated on the Real Property for any purpose other than the Existing Use and related facilities.

5.9         Liens, Charges and Encumbrances. Borrower will not permit to be created or to exist in respect of the Property or any part thereof any Lien on parity with, superior to or inferior to any of the Liens of the Loan Documents, except for the Permitted Encumbrances. Upon the creation of any Lien on the Property other than a Permitted Encumbrance, including without limitation a Lien resulting from or arising out of a breach of a Permitted Encumbrance, Borrower shall promptly (but not less than forty-five (45) days after written notice of such Lien is sent to Borrower by Lender, which forty-five (45) day period shall be tolled if Borrower is contesting such Lien in good faith) pay or otherwise discharge all lawful claims and demands of mechanics, materialmen, laborers, realtors, brokers and others which if unpaid, might result in, or permit the creation of, a Lien, charge or encumbrance upon the Property or any part thereof, or on the Rents, arising therefrom. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, Borrower may contest (or permit to be contested), at no expense to Lender, by appropriate legal proceedings promptly initiated and conducted with due diligence, in accordance with all applicable statutes, laws, and ordinances, mechanics’, materialmen’s and other such Liens filed against the Property in accordance with the terms hereof. Borrower shall give Notice to Lender of its intent to bring such action and Lender may, in Lender’s discretion, require Borrower to either: (i) post a bond or other collateral satisfactory to Lender (and acceptable to the title company insuring the Security Instrument to insure over any Lien described in this Section 5.9); or (ii) provide Lender with a cash deposit in an amount necessary to pay any and all costs associated with having the Lien released, which deposit may be used by Lender to satisfy any Lien described in this Section 5.9 (in the event Borrower is unsuccessful contesting such Lien) within a period of ten (10) Business Days after written notice is sent to Borrower requiring the posting of the bond or other collateral. Upon a final, non-appealable adverse determination of such Lien, Borrower shall have a period of five (5) Business Days to pay all amounts secured by such Lien and provide Lender with evidence such Lien has been released.

5.10       Distributions. Borrower will not make any distributions with respect to any class of its equity or ownership interest; provided, however, that Borrower may make distributions so long as:  (i) there exists no monetary Event of Default under the Loan Documents and Borrower has not received notice of a monetary default under the Loan Documents from Lender that Borrower has not cured to Lender’s satisfaction, (ii) Borrower shall, after giving effect to any such distribution, continue to be in compliance with the terms and conditions of the Loan Documents, including without limitation Sections 4.11 hereof, and (iii) by making such distribution, Borrower shall be deemed to have remade the representation in Section 3.13 of this Agreement to be effective after giving effect to such distribution.

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5.11       Controlled Substances.

(a)          Management of Leases and Property. Borrower shall not engage in any Drug-Related Activities and shall prohibit any use or occupancy of the Property for Drug-Related Activities. Without limiting the generality of the foregoing, Borrower shall (i) not enter into, consent to or permit any Lease which allows Drug-Related Activities at the Property, (ii) expressly prohibit in all Leases (and expressly include such prohibition in its Form Lease) any Controlled Substances Use and Drug-Related Activities on any portion of the Property, (iii) establish commercially reasonable background checks and verification procedures to verify that prospective tenants (and any guarantors of such Leases) are not engaged in Drug-Related Activities. To the extent Borrower should nonetheless become aware of any Drug-Related Activities occurring at the Property or of any of the principals of any tenant under any Lease at the Property being involved in Drug-Related Activities (whether at the Property or elsewhere) Borrower shall immediately provide notice of such information to Lender. Nothing contained herein or in Section 5.11(b) shall preclude Borrower or any tenant or occupant of the Property in engaging in the sale, creation, production, manufacture, storage, distribution, possession or handling of any Controlled Substances in accordance with all applicable federal laws and State laws.

(b)          Payments to Lender. Borrower shall not make any payments to Lender from funds derived from Drug-Related Activities.

(c)          Supersedes Local Law. The provisions of this Section 5.11 are intended and shall apply notwithstanding any state or local law permitting the Controlled Substances Uses or Drug-Related Activities.

5.12       Condominium.

(a)          Borrower shall not, without Lender’s prior review and written consent (which may be granted or withheld in Lender’s sole discretion), permit (i) any amendment of any of the Condominium Documents that would require the consent of Borrower and would materially and adversely affect Borrower’s rights as owner of the Property or Lender’s rights as mortgagee, (ii) [intentionally omitted]; (iii) any changes to the boundaries of, or parking associated with, the Real Property or any of the Common Elements (as defined in the Condominium Declaration) associated with the Real Property; (iv) any action to be taken under the Condominium Documents that would materially inhibit the free access to and from the Real Property (including access to the Common Elements), or (v) the Condominium Board to make material repairs, replacements, additions or alterations to the Common Elements (as defined in the Declaration) except to the extent consistent with Section 5.8 hereof.

(b)          Borrower shall not vote in favor of (or acquiesce to) the termination of the Condominium or dissolution of the Association for any reason without Lender’s prior review and written consent (which may be granted or withheld in Lender’s sole discretion).

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(c)          Borrower shall not submit the Property, or permit the Property to be submitted to, any condominium regime other than the Condominium without Lender’s prior review and written consent, which may be granted or denied in Lender’s sole and absolute discretion.

(d)          None of Borrower or any of Borrower’s Affiliates shall permit the adoption of any Condominium rules without Lender’s prior review and written consent, which may be granted or denied in Lender’s sole and absolute discretion, and, if adopted, shall not thereafter permit any amendment of such rules that would adversely affect Borrower’s rights as owner of the Property or Lender’s rights as mortgagee without Lender's prior review and written consent, which may be granted or denied in Lender’s sole and absolute discretion.

(e)          Borrower shall not violate, nor permit the Property to violate, any of the terms, conditions, provisions and covenants contained in the Condominium Documents.

Article VI

INSURANCE, CASUALTY, CONDEMNATION

6.1         Insurance.

(a)          Required Coverages. At Borrower’s sole cost and expense, Borrower shall maintain or caused to be maintained, in full force and effect on the Property until the Indebtedness has been paid in full and all Obligations have been fully performed and completed, the following insurance:

(i)           Property. Special form (extended coverage all risk) property insurance insuring all Improvements, Appurtenances, Fixtures and Security Property that now are or hereafter become a part of the Property from all losses or damages resulting from fire, windstorm, flood (if required), sinkhole, earthquake (if required), mine subsidence, acts of terrorism (subject to Section 6.1(a)(viii)), and such other hazards, casualties, contingencies and perils as may be required by Lender and would be customarily required by other institutional mortgage lenders originating loans on properties similar to the Property or that is otherwise commercially reasonable or required by Law, in an amount equal to the full replacement cost thereof (without taking into account any depreciation);

(ii)          Liability. Commercial general liability insurance in an adequate amount as may from time to time be required by Lender and would be customarily required by other institutional mortgage lenders originating loans on properties similar to the Property or that is otherwise commercially reasonable or required by Law, taking into consideration the type of property being insured and the corresponding liability exposure, on forms, with deductibles, and in amounts as may be acceptable to Lender;

(iii)         Components. Comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, in amounts as shall be reasonably required by Lender and covering all boilers or other pressure vessels, machinery and equipment located at or about the Property (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

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(iv)         Flood. Insurance covering loss by flood (if at any time during the term of the Loan the Improvements are shown to lie wholly or partially within a Special Flood Hazard Area as designated on the Federal Emergency Management Agency’s Maps, or any other flood prone area) in an amount equal to the full replacement cost of the Improvements or such other amount that is customarily required by other institutional mortgage lenders originating loans on properties similar to the Property, that is otherwise commercially reasonably or that is otherwise required by Law;

(v)          Rent Loss. Business Income coverage in an amount that is equal to the greater of (a) eighteen (18) months of actual loss sustained, or (b) one year’s debt service plus operating expenses.

(vi)         Builder’s Risk. During any period of construction or restoration of the Property, a policy or policies of builder’s risk coverage written on a completed value basis insuring against such risks (including, without limitation, fire and extended coverage, collapse of the Property to agreed limits) as Lender may reasonably request, in form and substance reasonably acceptable to Lender;

(vii)        Worker’s Compensation. At any time Borrower has an employee, a policy or policies of workers’ compensation insurance as required by workers’ compensation insurance laws subject to the statutory limits of the State in respect of any work or other operations on, about or in connection with the Property and covering all employees of Borrower and employer’s liability insurance coverage of not less than $1,000,000;

(viii)       Terrorism. Insurance covering losses resulting from acts of terrorism;

(ix)         Law & Ordinance. A policy or policies providing “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts that are customarily required by other institutional mortgage lenders originating loans on properties similar to the Property, are otherwise commercially reasonably or are otherwise required by Law, if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited; and

(x)          Earthquake. If applicable, a policy or policies of earthquake insurance with a deductible in an amount acceptable to Lender.

(b)          General Requirements. All insurance policies shall (i) be with insurers licensed to do business in the State and who have and maintain a rating of at least A:X or better from AM Best’s Insurance Guide; (ii) contain the complete address of the Property (or a complete legal description); (iii) be for a term of at least one (1) year; (iv) contain deductibles no greater than $25,000 for Special Form or All Risk property insurance coverage, except no greater than five percent (5%) TIV for Wind, Hail, and if required Earthquake, or as otherwise required by Lender; and (v) be subject to the approval of Lender as to insurance companies, amounts, content, forms of policies, method by which premiums are paid and expiration dates. Borrower shall as of the date hereof deliver to Lender evidence that said insurance policies have been paid current as of the date hereof and evidence of insurance shall be provided in the form of declaration pages and/or policy endorsements, and certified copies of such insurance policies, if required, signed by an authorized agent evidencing such insurance satisfactory to Lender (“Evidence of Insurance”). Borrower shall renew all such insurance and deliver to Lender the Evidence of Insurance for such renewals at least five (5) Business Days before any such insurance shall expire. Evidence of Insurance for any such renewal policy can be in the form of an insurance binder, with the policy of said insurance to follow on or before the expiration date of such insurance binder. Without limiting the required endorsements to insurance policies, Borrower further agrees that all such policies shall provide that proceeds thereunder shall be payable directly to Lender, its successors and assigns, pursuant and subject to a Non-Contributory Standard Lender Clause and a Lender’s Loss Payable Endorsement or an equivalent if approved by Lender, or otherwise made a part of such policy in favor of Lender, and that Lender, its successors and assigns, shall be named as an additional insured under all liability insurance policies. Borrower further agrees that all such insurance policies: (A) shall provide for at least thirty (30) days’ prior Notice to Lender prior to any cancellation or termination thereof (except that only ten (10) days’ prior Notice shall be required for cancellation due to the non-payment of premiums); and (B) shall contain an endorsement or agreement by the insurer that any loss shall be payable to Lender in accordance with the terms of such policy notwithstanding any act or negligence of Borrower which might otherwise result in forfeiture of such insurance.

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(c)          Effect. The delivery to Lender of the Evidence of Insurance, as provided above shall constitute an assignment of all proceeds payable under such insurance policies by Borrower to Lender as further security for the Loan. In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to all proceeds payable under such policies then in force concerning the Property shall thereupon vest in the purchaser at such foreclosure, or in Lender or other Transferee in the event of such other transfer of title; provided, however, that the insurance policies shall not be assigned, other than to mortgagee, without the insurer’s approval. Approval of any insurance by Lender shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance.

(d)          Remedial Rights. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Lender the Evidence of Insurance required by this Agreement or evidence of their renewal as required herein, Lender may, but shall not be obligated to, procure such insurance and Borrower shall pay all amounts advanced by Lender, together with interest thereon at the Default Rate from and after the date advanced by Lender until actually repaid by Borrower, promptly upon demand by Lender. Any amounts so advanced by Lender, together with interest thereon, shall be secured by the Security Instrument and by all of the other Loan Documents securing all or any part of the Indebtedness. Lender shall not be responsible for nor incur any liability for the insolvency of the insurer or other failure of the insurer to perform, even though Lender has caused the insurance to be placed with the insurer after failure of Borrower to furnish such insurance.

6.2         Borrower’s Casualty Obligations.

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(a)          General Requirements. In the event of any damage to or loss or destruction of the Property (“Casualty”), Borrower shall: (i) promptly notify Lender of such event and take such steps as shall be necessary to preserve any undamaged portion of the Property, (ii) promptly pay all required insurance deductibles, and (iii) subject to the terms hereof and the terms of the Condominium Documents (and the respective rights and obligations of the Condominium Board and any unit owners thereunder), promptly commence and diligently pursue to completion (taking into account the time necessary to adjust the loss, obtain permits and enter into restoration contracts) the restoration, replacement and rebuilding of the Property, as nearly as possible to their value, condition and character immediately prior to the Casualty (collectively, the “Restoration”); provided, however, in the event Lender applies the insurance proceeds to the Indebtedness, pursuant to Section 6.3, Borrower shall have no obligation to commence the Restoration. The Restoration shall be completed in a good and workmanlike manner, in accordance with all applicable Laws, and with other provisions for the preservation of the security hereunder reasonably established by Lender, including, the Restoration Conditions (as defined below).

(b)          Settlement. Borrower may settle and adjust all insurance claims up to Five Hundred Thousand and NO/00 Dollars ($500,000.00) directly with the insurance company without the prior consent of Lender and the net proceeds will be disbursed to Borrower for the Restoration subject to the following: (i) no Event of Default then exists, (ii) Borrower uses the proceeds of any claim for the Restoration, (iii) local building and zoning Laws allow the Property to be rebuilt to its condition prior to the Casualty and for the Existing Use, and (iv) the claim is settled on or before the date that is one hundred eighty days (180) after the date of any such Casualty. Any such proceeds that are not promptly utilized for Restoration shall be applied against the Indebtedness, in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof).

6.3         Lender’s Rights.

(a)          Insured Casualty. In the event of any Casualty which is covered, in whole or in part, by insurance described in Section 6.1 or any other insurance maintained by Borrower with respect to the Property, then:

(i)           Except as expressly provided in Section 6.2(b), Lender shall have the right to, but shall not be obligated to, make proof of loss if not made promptly by Borrower, and is hereby authorized and empowered by Borrower to settle, adjust or compromise any claims for damage, loss or destruction thereunder. Unless an Event of Default then exists under the Loan Documents, Lender shall consult with Borrower (but shall not be required to obtain Borrower’s consent) regarding any such settlement, adjustment or compromise;

(ii)          Each insurance company concerned is hereby authorized and directed to make payment therefor directly to Lender; and

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(iii)         Borrower or Lender, as the case may be, shall apply the insurance proceeds, first, to reimburse Lender for all actual out-of-pocket costs and expenses, including, without limitation, adjustors’ and reasonable attorneys’ fees and disbursements, incurred in connection with the collection of such proceeds, and, second, at Lender’s option, (A) in payment of all or any part of the Indebtedness, at Par (so long as no Event of Default then exists) in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) to the cure of any default hereunder; or (C) to the Restoration, in whole or in part, of the portion of the Property so damaged, lost or destroyed, provided, that, in the opinion and discretion of Lender, either: (1) the insurance proceeds so collected are sufficient to cover the cost of the Restoration or repair of the damage or destruction with respect to which such proceeds were paid; or (2) the insurance proceeds so collected are not sufficient alone to cover the cost of the Restoration or repair but are sufficient therefor when taken together with funds provided and made available, and deposited into cash collateral account controlled by Lender, by Borrower from other sources. In the event Lender shall make such insurance proceeds available to Borrower, subject to the Restoration Conditions, for the purpose of effecting such Restoration, Lender shall not be obligated to see to the proper application of such insurance proceeds nor shall the amount of funds so released or used be deemed to be payment of or on account of the Loan. Lender shall have sole and exclusive dominion and control over such proceeds.

(iv)         If Lender elects to apply the insurance proceeds to the Indebtedness and such proceeds are insufficient to pay the Indebtedness in full, Lender may declare the remaining unpaid Indebtedness to be immediately due and payable in full, at Par.

(b)          Release of Proceeds. Notwithstanding the foregoing, and provided no default then exists under the Loan Documents (provided Borrower shall have the right to cure such default within any applicable cure period), in the event of loss or damage to the Property by fire, earthquake, other catastrophe or event for which insurance has been maintained by Borrower, and the amount of such loss or damage does not exceed twenty-five percent (25%) of the outstanding principal balance of the Loan and does not result in any spill, seepage, discharge, emission or other release of any Hazardous Substances at or about the Property which materially adversely affects the marketability of title to the Property, or the usability, potential for development or market value of the Property, any of the Leases or the Rents (as reasonably determined by Lender), Lender hereby agrees to allow the proceeds of insurance to be used for the Restoration and to release such insurance proceeds to Borrower as the Restoration progresses, subject to the following conditions (collectively, the “Restoration Conditions”):

(i)           the Improvements shall be at least eighty percent (80%) leased after Restoration pursuant to Leases that have tenants in occupancy and paying rent pursuant to their respective Lease, more than twelve (12) months of term remaining following the estimated completion of the Restoration and been approved in writing by Lender (if approval is required under the terms of the Loan Documents);

(ii)          the Restoration shall be completed in accordance with the terms hereof no later than ninety (90) days prior to the Maturity Date;

(iii)         the plans and specifications for the Restoration shall have been approved in writing by Lender in advance;

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(iv)         at all times during the Restoration, Borrower has deposited with Lender funds which, when added to the insurance proceeds received by Lender, are sufficient to complete the Restoration in accordance with the approved plans and specifications, and all applicable building codes, zoning ordinances, regulations and Laws, and the funds on deposit with Lender are sufficient to complete the Restoration of the Property as certified to Lender by an inspecting architect/engineer reasonably approved by Lender and Borrower;

(v)          Borrower provides suitable completion, payment and performance bonds, and builders’ all risk insurance in such amounts, with such deductibles and upon such other terms and conditions as are acceptable to Lender, together with all necessary licenses and permits for such Restoration in form and amount acceptable to Lender;

(vi)         Lender shall have the option, upon the completion of the Restoration of the Property, to apply any surplus insurance proceeds remaining after the completion of the Restoration to the reduction, at Par, of the outstanding principal balance of the Note, notwithstanding the fact that the amount owing thereon may not then be due and payable or that said Loan is otherwise adequately secured;

(vii)        the insurance proceeds and any other funds held by Lender shall be disbursed by Lender no more often than once per quarter and in amounts of not less than $50,000 each, except the final disbursement may be in an amount less than $50,000;

(viii)       Lender’s obligation to make any such disbursement shall be conditioned upon Lender’s receipt of written certification from Lender’s inspecting architect/engineer (whose fees shall be reimbursed to Lender by Borrower) that all construction and work for which such disbursement is requested has been completed in accordance with the approved plans and specifications and in accordance with all applicable building codes, zoning ordinances and all other Laws and, further, that Borrower has deposited with Lender sufficient funds to complete such Restoration; and

(ix)          Lender shall be entitled to require and to impose such other conditions to the release of such funds as would be customarily required and imposed by institutional mortgage lenders or that are otherwise commercially reasonable.

Borrower’s failure to timely commence Restoration and diligently pursue the completion thereof, subject to the Restoration Conditions, will constitute an Event of Default under the Loan Documents, provided that, it shall not be an Event of Default if the Condominium Board fails to restore any of the Common Elements, or a Tenant fails to restore its premises to the extent it is obligated to do so under its Lease, so long as Borrower has used commercially reasonable efforts to enforce the Condominium Documents and/or the applicable Lease in order to enforce the Condominium Board’s, or such Tenant’s, obligations under the Condominium Documents and/or such Leases. Furthermore, Borrower’s misappropriation of the insurance proceeds received directly from the insurance company shall trigger recourse liability pursuant to Section 10.1(c) of this Agreement.

6.4         Condemnation.

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(a)          Borrower’s Obligations; Proceedings. Borrower covenants and agrees to provide Lender with immediate Notice of any actual or threatened (in writing) commencement of any proceedings under eminent domain, including, but not limited to any taking by eminent domain, recovery for inverse condemnation or by deed in lieu thereof, whether permanent or temporary, of all or any part of the Property including any easement or any appurtenance thereto, including any change in grade of any right of way, street, or public place (collectively, a “Taking”) and to deliver to Lender copies of any and all papers served to Borrower in connection with any Taking. Lender may participate in any such proceedings, at Borrower’s sole cost and expense, and Borrower from time to time will execute and deliver to Lender all instruments reasonably requested by Lender or as may be required to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings and shall consult and cooperate with Lender, its attorneys and agents, in the carrying on and defense of any such proceedings. No settlement of any such proceeding shall be made by Borrower without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          Lender’s Rights to Awards. All Taking proceeds, including awards or proceeds of sale in lieu of condemnation, and all judgments, decrees and awards for injury or damage to the Property (an “Award” or “Awards”) that are received by or made payable to Borrower are hereby assigned and shall be paid to Lender. Borrower shall execute and deliver to Lender, at any time, upon request, free, clear and discharged of any encumbrance of any kind whatsoever, any further assignments and/or other instruments deemed reasonably necessary by Lender for the purpose of validly and sufficiently assigning Awards made to Lender (including the assignment of any Award from the United States government at any time after the allowance of the claim therefor, the ascertainment of the amount thereof and the issuance of the warrant for payment thereof). Notwithstanding the foregoing, if no Event of Default then exists, in the event any Awards are equal to or less than $500,000.00, Borrower shall be entitled to receive the proceeds for Restoration, or to the extent such proceeds are not promptly utilized for Restoration, for application against the Indebtedness, in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof).

(c)          Application of Awards. Lender shall have the right to apply any Awards as follows: first, to reimburse Lender for all actual out-of-pocket costs and expenses, including, without limitation, reasonable attorney’s fees incurred in connection with such Taking, and, second, at Lender’s option, (i) in payment of all or any part of the Indebtedness, at Par (so long as no Event of Default then exists), in the order and manner determined by Lender (provided that to the extent that any Indebtedness shall remain outstanding after such application, such unpaid Indebtedness shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (ii) to the cure of any default hereunder; or (iii) to the Restoration, in whole or in part, of the portion of the Property remaining after the Taking; provided, however, Lender shall hold said Awards without any allowance of interest, and make the same available to restore, replace and rebuild the Property, as nearly as possible to its value, condition and character immediately prior to the Taking if such Taking does not result in the following, as determined by Lender, in Lender’s discretion: (A) a Material Adverse Change, (B) a violation of any Laws (including any zoning ordinances), or (C) a default under any Lease. In the event that Lender elects to make the Awards available to reimburse Borrower for the cost of the Restoration of the Improvements on the Real Property, such proceeds shall be made available in the manner and under the same conditions as required under Section 6.3(b). In the event Lender applies such Awards to the reduction of the outstanding Loan or if any surplus remains out of the Award after payment of such cost of Restoration, such amounts shall be applied on account of the Loan at Par, so long as no Event of Default then exists (notwithstanding the fact that the amount owing thereon may not then be due and payable or that the Loan may otherwise be adequately secured). If the Taking results in a Material Adverse Change, as determined by Lender, and Lender elects to apply the Awards to the Indebtedness and such proceeds are insufficient to pay the Indebtedness in full Lender may declare the remaining unpaid Indebtedness to be immediately due and payable in full, at Par.

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Borrower’s failure to timely commence Restoration following a Taking and diligently pursue the completion thereof, subject to the terms hereof, will constitute an Event of Default under the Loan Documents. Furthermore, Borrower’s misappropriation of the Award received directly from the condemning authority in violation of Section 6.4(b) above shall trigger recourse liability pursuant to Section 10.1(c) of this Agreement.

Article VII

TRANSFERS AND DISPOSITIONS

7.1         Transfers and Dispositions. Except for Permitted Encumbrances and the Permitted Dispositions described in Sections 7.2 and 7.4, and any involuntary Taking or Taking consented to by Lenders to the extent Lender’s consent is required by this Agreement, it shall be an Event of Default if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason subject to such conditions as Lender may establish, in Lender’s discretion) a Disposition shall occur. For the purposes of the foregoing, each of the following shall be deemed a “Disposition”:

(a)          a sale, conveyance, assignment, transfer, disposition or divesture of Borrower’s title to all or any part of the Property, or a conveyance of security title to the Property, in any manner, whether voluntary or involuntary;

(b)          a Lease of all or a substantial part of the Property for other than actual occupancy by a tenant under a Lease or a sale, assignment or other transfer of, or the grant by Borrower of a security in, Borrower’s right, title and interest in and to any Leases or Rents;

(c)          a sale, transfer, assignment, liquidation, or dissolution involving (i) any or all of the assets of Borrower, or (ii) all or substantially all of the assets of Guarantor, or any Borrower Control Party;

(d)          merger, consolidation, reorganization or any other business combination with respect to the Borrower, Guarantor, or any Borrower Control Party;

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(e)          an assignment, transfer, voluntary or involuntary sale (or any of the foregoing at one time or over any period of time) of an interest, direct or indirect, in Borrower or Borrower Control Party;

(f)          an assignment, transfer, voluntary or involuntary sale (or any of the foregoing at one time or over any period of time) of a Controlling Interest, direct or indirect, in Guarantor;

(g)          the conversion of any general partner interest in Borrower to a limited partner interest if Borrower is a partnership;

(h)          any change, removal, or resignation of any general partner of Borrower if Borrower is a partnership;

(i)           any change, removal, addition or resignation of a manager or managing member of Borrower (or if no manager or managing member, any member) if Borrower is a limited liability company;

(j)           the creation or issuance of new stock by which an aggregate of more than 10% of a corporation that is the manager, managing member or general partner of Borrower shall be vested in a party or parties who are not shareholders as of the date of this Agreement;

(k)          any change, removal, or resignation of any trustee of Borrower if Borrower is a trust;

(l)           any change, removal, or resignation of any third party investment advisor previously approved by Lender to operate/manage the Borrower; or

(m)         any financing (except as expressly provided in Section 4.11(a)(ix)), including without limitation, any secondary, subordinate or mezzanine financing, secured by the Property or interests in Borrower or interest in any entity having a Controlling Interest in Borrower.

Notwithstanding the foregoing, if Lender fails to respond to Borrower’s written request (which shall include an updated organizational chart, if applicable) to consent to the transfer of an interest, direct or indirect, in Borrower (excluding Controlling Interests) with (i) an objection thereto, (ii) a description of requirements to be satisfied, or (iii) with a request for information or documentation, within fifteen (15) Business Days after Lender’s receipt of the request from Borrower, such transfer requested by Borrower to be consented to by Lender shall be deemed approved by Lender.

7.2         Permitted Dispositions. The following transfers shall be “Permitted Dispositions”:

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(a)          Minority Interests and Publicly Traded Organizations. Any transfers of (i) Minority Interests in the Borrower or in a Borrower Control Party, provided that upon completion of each such transfer all of the Transfer Conditions have been satisfied (or waived by Lender); or (ii) transfers of securities of a corporation or other organization or entity whose common stock is traded on a nationally or internationally recognized public securities exchange provided that upon completion of each such transfer all of the Transfer Conditions have been satisfied (or waived by Lender). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, neither the consent of Lender nor notice to Lender shall be required in connection with the listing or issuance (or trading or pledging) of any share or stock or any sale or transfer by a shareholder of any shares of Key Principal(s) or any other corporation or real estate investment trust the shares of which are publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system, including, without limitation, NASDAQ, nor shall any such listing, sale, transfer or issuance (or trading or pledging) of stock constitute a Disposition prohibited by this Agreement or the other Loan Documents provided that after such sale, transfer or issuance of stock or units in Key Principal(s) or such other publicly traded real estate investment trust or corporation, such entity continues to be publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system. Borrower shall not be liable for the payment of any fee or premium to Lender in connection with any Permitted Disposition pursuant to this Section 7.2(a).

(b)          Related Party and Estate Planning Transfers. Borrower shall have the right to transfer or distribute (direct or indirect) interests in Borrower or a Borrower Control Party upon not less than ten (10) days advance written notice (excluding Section 7.2(b)(iv)) to Lender provided that such transfer or distribution (i) is to any other direct or indirect owner of Borrower; (ii) to any member of the immediate family of any direct or indirect owner of Borrower, including spouses, children, or grandchildren for estate planning purposes; (iii) is to any trust, partnership or other entity for the benefit of any of the parties referred to in (i) or (ii) and for the sole purpose of estate planning purposes; (iv) occurs by inheritance, devise, bequest or by operation of law upon the death of a natural person who is the owner of a direct or indirect ownership interest in Borrower, provided that upon completion of each such transfer all of the Transfer Conditions have been satisfied (or waived by Lender). Borrower shall not be liable for the payment of any fee or premium to Lender in connection with any Permitted Disposition pursuant to this Section 7.2(b).

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(c)          Third Party Transfers. Borrower shall have a two-time right to transfer the Property upon not less than thirty (30) days advance written notice (subject to the limitations provided herein), to another party or parties (each a “Transferee”), without a change in the Interest Rate, amortization or other terms of the Loan, provided the Transferee assumes in writing all of the obligations of the Loan Documents and is acceptable to Lender, in its sole and absolute discretion and subject to the following conditions: (i) the Transferee shall be a Qualified Transferee or Qualified Institutional Investor; (ii) Borrower shall pay to Lender at the time of the first transfer a cash assumption fee equal to three-quarters of one percent (0.75%) of the then outstanding principal balance of the Loan and all of Lender’s actual out-of-pocket costs and expenses incurred in connection with the assumption (including reasonable legal costs), and for any second transfer that requires a loan assumption Borrower shall pay to Lender at the time of such second transfer a cash assumption fee equal to two percent (2.00%) of the then outstanding principal balance of the Loan and all of Lender’s actual out-of-pocket costs and expenses incurred in connection with the assumption (including reasonable legal costs); (iii) Lender’s receipt and approval of a title endorsement, if applicable; (iv) Lender’s approval of any replacement management and leasing agents for the Property (including their respective engagement agreements); (v) satisfaction (or waiver by Lender) of all of the Transfer Conditions (excluding those requirements set forth in (ii) and (iii) thereof); (vi) any Guarantor obligations are assumed by a Person acceptable to Lender in its commercially reasonable discretion (“Replacement Guarantor”), or if there are no Guarantors, Lender shall have the right to require a Replacement Guarantor execute Guaranty Agreements on Lender’s then current form of Guaranty Agreements and (vii) at the time of transfer, the following conditions shall be satisfied: (x) the loan-to-value ratio shall not exceed 57.5% (the “Loan-to-Value Threshold”), (y) the loan-to-purchase ratio shall not exceed 57.5% (the “Loan-to-Purchase Threshold”), and (z) a debt service coverage ratio of at least 2.00x (the “Debt Service Coverage Threshold”), based upon the Interest Rate and remaining amortization schedule (any Leases with tenants not in occupancy or more than 30 days delinquent or with less than 12 months of term left shall not be included in these calculations). The Loan-to-Value Threshold, Loan-to-Purchase Threshold, and Debt Service Coverage Threshold shall be collectively defined as the “Loan Assumption Thresholds,” which satisfaction shall be reasonably determined by Lender based upon Lender’s then current underwriting methodology for similar properties, including, but not limited to both historical operating reviews and performance and forward-looking proforma underwriting, property condition, operating history, current occupancy, net operating income, debt service coverage, tenant exposures and financial conditions, tenant lease terms and lease rollover, market rents, any anticipated change in real estate taxes and/or assessments due with respect to the property sale/transfer, property location, financial condition and creditworthiness of borrower (i.e., the Transferee), operating and management experience of borrower (i.e., the Transferee), and then current market conditions. Borrower and/or Transferee shall have the right, in the event the Loan Assumption Thresholds are not satisfied, to make a partial prepayment of the Loan to satisfy the Loan Assumption Thresholds; provided, however, any such partial prepayment permitted in this Section shall be subject to payment of the Prepayment Premium. The right to transfer the Property pursuant to this Section 7.2(c) shall only be applicable to the Borrower and not to any Transferee.

7.3         Dealing with Transferees. In the event the ownership of the Property, or any part thereof, shall become vested in a Transferee, whether with or without the prior written consent of Lender, Lender may, without notice to Borrower, deal with such Transferee with reference to the Property and the Loan Documents, in the same manner and to the same extent as with Borrower without in any way vitiating or discharging Borrower’s liability hereunder or under any of the Loan Documents. No sale, transfer or conveyance of the Property, no forbearance on the part of Lender and no extension of time given by Lender to Borrower for the payment of the Note shall operate to release, discharge, modify, change or affect the original liability of Borrower, either in whole or in part, unless expressly set forth in writing executed by Lender.

7.4         Secondary Financing. A pledge of any or up to all or substantially all of the assets of any Key Principal as security for and in connection with obtaining corporate line financing, without Lender’s consent, shall be permitted provided that, notwithstanding any such pledge, (i) the Transfer Conditions are all satisfied (or waived by Lender), and (ii) the commencement of a foreclosure of any such pledge which, in Lender’s commercially reasonable discretion, is likely to result in a violation of the Transfer Conditions that is not dismissed within sixty (60) days of the filing of such foreclosure, shall constitute an Event of Default. In no event shall pledges of direct ownership interests in Borrower be permitted except in connection with the Loan.

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Article VIII

EVENTS OF DEFAULT

8.1         Event of Default. The term “Event of Default,” as used herein and in the other Loan Documents, shall mean the happening or occurrence, at any time and from time to time, of any one or more of the following (and any Event of Default that has occurred shall continue unless and until Lender accepts a cure in accordance with the terms hereof or waives (in writing) such Event of Default in its discretion):

(a)          Payments. Borrower shall fail, refuse or neglect to make any payment or deposit required under the Loan Documents when due and payable, whether at the due date thereof stipulated in the Loan Documents including, without limitation, upon the Maturity Date, acceleration or otherwise, provided, however, Borrower shall have a period of five (5) days to cure any monetary defaults (each a “Monetary Cure Period”) not more than once per Loan Year or twice during the term of the Loan, and if Borrower cures such monetary default within the applicable Monetary Cure Period, the Loan shall not accrue at the Default Rate, but nothing herein shall limit Borrower’s obligation to pay the Late Charge due in connection with such late payment.;

(b)          Performance of Obligations. Borrower shall fail, refuse or neglect or cause the failure, refusal or neglect to comply with, perform and discharge fully and timely as and when required any of the Obligations other than a failure or breach otherwise referred to in other subsections of this Section 8.1 and such failure or breach shall either not be curable or, if curable, shall remain uncured for a period of thirty (30) Business Days after the date Lender gives Notice thereof to Borrower; provided, however, that if such failure or breach is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such thirty (30) Business Day period, no Event of Default shall be deemed to have occurred if Borrower commences same within such thirty (30) Business Day period and thereafter diligently and continuously prosecutes the same to completion within ninety (90) days after such Notice;

(c)          False Representation. Any representation, warranty or written statement made by Borrower, Guarantor or any principal, director, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of Borrower or Guarantor on behalf of Borrower or Guarantor or any officers, members, partners, or employers of Borrower or Guarantor on behalf of Borrower or Guarantor under or pursuant to the Loan Documents or any affidavit or other instrument executed or delivered by Borrower and/or Guarantor with respect to the Loan Documents or the Indebtedness, including, but not limited to the Application, is determined by Lender to be false or misleading in any material respect as of the date hereof or when made;

(d)          Default Under Other Lien Document. Borrower shall default or commit an event of default under and pursuant to any other mortgage or security agreement (beyond any applicable notice and cure period) which covers or affects any part of the Property;

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(e)          Insolvency; Bankruptcy. Borrower (i) as a result of an affirmative act and/or omission of Borrower, shall cease to be Solvent or shall be unable to pay the Indebtedness and perform the Obligations as the same shall mature; (ii) shall execute an assignment for the benefit of creditors or an admission in writing (other than an admission to Lender or its designees) of Borrower’s inability to pay, or Borrower’s failure to pay, its debts generally as such debts become due; (iii) shall allow the levy against the Property or any part thereof, of any execution, attachment, sequestration or other writ which is not vacated within ninety (90) days after the levy; (iv) shall allow the appointment of a receiver, trustee or custodian of Borrower or of the Property or any part thereof (other than a receiver, trustee or custodian appointed at the written request of Lender), which receiver, trustee or custodian is not discharged within ninety (90) days after the appointment; (v) files as a debtor a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any debtor relief law, or takes any action in furtherance thereof; (vi) files either a petition, complaint, answer or other instrument which seeks to effect a suspension of, or which has the effect of suspending, any of the rights or powers of Lender granted in the Note, herein or in any Loan Document; or (vii) allows the filing of a petition, case, proceeding or other action against Borrower as a debtor under any debtor relief Law or seeks the appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Property, or any part thereof, or of any significant part of Borrower’s other property, and (a) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof, (b) the petition, case, proceeding or other action results in the entry of an order for relief or order granting the relief sought against Borrower, or (c) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or ninety (90) days next following the date such petition, case, proceeding or other action was filed;

(f)          Dissolution; Death. Borrower or any Guarantor shall die (if an individual), become incompetent (if an individual), dissolve, terminate, or liquidate; provided, however, in the event of the incompetence or death of a Guarantor, it shall only be an Event of Default if a Replacement Guarantor with financial strength equal to or greater than that of the original Guarantor, as of the Closing Date, and acceptable to Lender, in Lender’s sole reasonable discretion, fails to execute and deliver to Lender a replacement Guaranty Agreement reasonably acceptable to Lender, or , subject to Lender’s sole reasonable discretion, in the same form as the Guaranty Agreement executed and delivered to Lender on the Closing date, on Lender’s then current form within one hundred twenty (120) days after the death or adjudication of incompetence of the Guarantor;

(g)          No Further Encumbrances. Borrower creates, places or permits to be created or placed, or through any act or failure to act, acquiesces in the placing of, or allows to remain, any secondary or subordinate Lien, mortgage, deed of trust or security interest of any kind whatsoever (“Subordinate Mortgage”), regardless of whether such Subordinate Mortgage is expressly subordinate to the Liens of the Loan Documents, with respect to the Property, other than the Permitted Encumbrances;

(h)          Disposition of Property or Beneficial Interest in Borrower. Borrower or any shareholder, member or partner of Borrower makes a Disposition (other than a Permitted Disposition) without the prior written consent of Lender;

(i)           Abandonment. Borrower abandons or removes all or any part of the Improvements, Security Property or Fixtures and fails to replace them with items of equal or better value, utility and quality as the removed items were in their original condition;

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(j)           Discontinuance of Operations. Borrower vacates any substantial part of the Property, or if Borrower is not in possession of the Property (it being agreed that the demise by Borrower of any portion of the Property pursuant to an approved Lease shall not be deemed a default hereunder), or if Borrower permits any tenant to vacate or discontinue operations of or from the Property except (i) to the extent expressly permitted pursuant to the applicable Lease, (ii) by reason of a casualty or condemnation as set forth in the applicable Lease, or (iii) on a temporary basis, for the purposes of marketing the applicable premises for sublease or for the assignment of the applicable Lease, (iv) for the performance of making alterations that are approved by Lender in writing or that are otherwise permitted by the terms of this Agreement, (v) as a result of a bankruptcy of such tenant, or (vi) if such vacation or discontinuance is the normal result of the expiration of the term of such Lease.

(k)          Guarantor’s or Borrower Party’s Default. The occurrence of any event referred to in Section 8.1(e) hereof with respect to any Guarantor, Borrower Parties, Borrower Control Party or other Person obligated in any manner to pay or perform the Indebtedness or Obligations, respectively, or any part thereof (as if such Guarantor, Borrower Party, Borrower Control Party or other Person were “Borrower” in such Section 8.1(e)); provided, however, that in the event of such default by Guarantor, Borrower shall have the right to cure any such default, subject to Lender’s sole discretion and written approval, by causing a replacement guarantor that meets Lender’s then current underwriting standards for guarantors (including, but not limited to, (i) creditworthiness, (ii) financial condition; (iii) compliance with any applicable provisions of the Bank Secrecy Act, the Foreign Corrupt Practices Act or the various sanctions programs administered by the Office of Foreign Assets Control; and (iv) not having a prior negative guaranteeing history) to assume the Guarantor’s obligations under the Carveout Guaranty and the Loan Documents;

(l)           Failure to Obtain Lender’s Consent. Borrower shall, without first obtaining Lender’s prior written consent, take any action that requires Lender’s consent under the Loan Documents;

(m)         Event of Default in Loan Documents. A default beyond any applicable notice and cure periods or an Event of Default as defined in any of the Loan Documents; and

(n)          Failure to Maintain Insurance. Borrower fails to maintain insurance required pursuant to Article VI of this Agreement or fails to deliver to Lender the Evidence of Insurance as required by Article VI of this Agreement.

For the avoidance of doubt, and notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, with respect to any use of the phrases “during the continuance of an Event of Default”, “if an Event of Default has occurred and is continuing,” and similar phrases in this Agreement or any of the other Loan Documents, Lender shall not be obligated to accept any cure of a default following the expiration of the applicable cure period, if any, and if, following an Event of Default, Borrower then proffers a cure of such Event of Default, such Event of Default shall only be considered cured within the timeframe of the applicable cure period provided for under the Loan Documents if Lender, in its sole and absolute discretion, accepts such proffered cure in writing.

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8.2         Remedies. Upon the occurrence of any Event of Default, interest shall automatically begin to accrue at the Default Rate and Lender may, at its option and by or through a trustee, nominee, assignee or otherwise, to the fullest extent permitted by Law, exercise any or all of the rights and remedies available to Lender at law or in equity, under the terms of the Security Instrument, or any of the following rights, remedies and recourses, either successively or concurrently:

(a)          Right to Accelerate. Lender may, without notice, demand, presentment, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration or any other notice or any other action, all of which are hereby waived by Borrower and all other parties obligated in any manner whatsoever on the Indebtedness, declare the entire unpaid balance of the Indebtedness immediately due and payable, and upon such declaration, the entire unpaid balance of the Indebtedness shall be immediately due and payable.

(b)          Lender’s Uniform Commercial Code Remedies. Lender may exercise its rights of enforcement with respect to Security Property under the Code, and in conjunction with, in addition to or in substitution for those rights and remedies:

(i)           Lender may without demand or notice to Borrower, enter upon the Property to take possession of, assemble, receive and collect the Security Property, or any part thereof, or to render it unusable;

(ii)          Lender may require Borrower to assemble the Security Property and make it available at a place Lender designates which is mutually convenient to allow Lender to take possession or dispose of the Security Property;

(iii)         Notice mailed to Borrower as provided in Section 9.1 herein at least ten (10) days prior to the date of public sale of the Security Property or prior to the date after which private sale of the Security Property occurs shall constitute reasonable notice;

(iv)         any sale made pursuant to the provisions of this subsection 8.2(b) shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of the other Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Security Property hereunder as is required for such sale of the other Property under power of sale, and such sale shall be deemed to be pursuant to a security agreement covering both real and personal property under the Code;

(v)          in the event of a foreclosure sale, whether made under the terms of the Security Instrument, or under judgment of a court, the Security Property and the other Property, or any portion thereof, may, at the option of Lender, be sold together;

(vi)         it shall not be necessary that Lender take possession of the Security Property, or any part thereof, prior to the time that any sale pursuant to the provisions of this subsection 8.2(b) is conducted, and it shall not be necessary that the Security Property or any part thereof be present at the location of such sale;

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(vii)        prior to application of proceeds of disposition of the Security Property to the Indebtedness, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by Lender;

(viii)       after notification, Lender may sell, lease or otherwise dispose of the Security Property, or any part thereof, in one or more parcels at public or private sale or sales, at Lender’s offices or elsewhere, for cash, on credit or for future delivery. Borrower shall be liable for all expenses of retaking, holding, preparing for sale or the like and all attorneys’ fees, legal expenses and all other costs and expenses incurred by Lender in connection with the collection of the Indebtedness and the enforcement of Lender’s rights under the Loan Documents. Lender shall apply the proceeds of the sale of the Security Property against the Indebtedness in accordance with the provisions of Section 8.3 of this Agreement. Borrower shall remain liable for any deficiency if the proceeds of any disposition of the Security Property are insufficient to pay the Indebtedness in full. To the extent not prohibited under applicable Law, Borrower waives all rights of marshaling in respect of the Security Property;

(ix)          Lender may dispose of the Security Property in its then present condition, has no duty to repair or clean the Security Property prior to sale and may disclaim warranties of title, possession, quiet enjoyment and the like with respect to the Security Property, all without affecting the commercial reasonableness of the sale;

(x)          any and all statements of fact or other recitals made in any bill of sale, assignment or other instrument evidencing any foreclosure sale hereunder, the nonpayment of the Loan, the occurrence of any Event of Default, Lender having declared all or a part of the Loan to be due and payable, the notice of time, place and terms of sale and of the properties to be sold having been duly given, or any other act or thing having been duly done by Lender, shall be taken as prima facie evidence of the truth of the facts so stated and recited;

(xi)          Lender may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Lender, including the sending of notices and the conduct of the sale, but in the name and on behalf of Lender; and

(xii)        Lender shall have the right at any time to enforce Borrower’s rights against account debtors and obligors.

(c)          Other Rights. Lender (i) may surrender the insurance policies maintained pursuant to Article VI hereof or any part thereof, and upon receipt shall apply the unearned premiums as a credit on the Indebtedness, in accordance with the provisions of Section 8.5 hereof, and, in connection therewith, Borrower hereby appoints Lender as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Borrower to collect such premiums; (ii) may apply the reserve for Impositions and insurance premiums, if any, required by the provisions of this Agreement, toward payment of the Obligations; and (iii) shall have and may exercise any and all other rights and remedies which Lender may have at law or in equity, or by virtue of any Loan Document or under the Code, or otherwise. The failure to exercise any remedy available to Lender shall not be deemed to be a waiver of any rights or remedies of Lender under the Loan Documents, at law or in equity.

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(d)          Prepayments after Event of Default. If, after the occurrence of an Event of Default, payment of all or any part of the Indebtedness is tendered by Borrower and accepted by Lender in Lender’s sole and absolute discretion or is otherwise recovered by Lender (including through application of any reserve funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.6 hereof, and Borrower shall pay, as part of the Indebtedness, all of the following: (i) all accrued interest and, if such tender and acceptance is not made on a Payment Date, interest that would have accrued on the Indebtedness to, but not including, the next Payment Date and (ii) an amount equal to the Prepayment Premium.

8.3         Application of Proceeds. The proceeds from any sale, lease, or other disposition made pursuant to this Article VIII shall be applied by Lender to the Indebtedness in the following order and priority: (a) to the payment of all expenses of advertising, selling, and conveying the Property or part thereof, and/or prosecuting or otherwise collecting Rents, other payments, proceeds, premiums, or other sums, including reasonable attorneys’ fees and a reasonable fee or commission to the party conducting the sale on behalf of Lender, not to exceed five percent of the proceeds thereof or sums so received; (b) to the remainder of the Indebtedness as follows: first, to the remaining accrued but unpaid interest, second, to the matured portion of principal of the Indebtedness, and third, to prepayment of the unmatured portion, if any, of principal of the Indebtedness applied to installments of principal in inverse order of maturity; (c) the balance, if any and to the extent applicable, remaining after the full and final payment of the Indebtedness and full performance and discharge of the Obligations, to the holder or beneficiary of any inferior Liens covering the Property, if any, in order of the priority of such inferior Liens (Lender shall hereby be entitled to rely exclusively upon a commitment for title insurance issued to determine such Liens and their priority); and (d) the cash balance, if any, to the Borrower. The application of proceeds of sale or other proceeds as otherwise provided herein shall be deemed to be a payment of the Indebtedness like any other payment. The balance of the Indebtedness remaining unpaid, if any, shall remain fully due and owing in accordance with the terms of the Loan Documents.

8.4         Payment of Costs. To the fullest extent allowable under applicable Law, Borrower shall pay all actual out-of-pocket costs incurred or paid by Lender in connection with the Indebtedness, the Obligations, or the Loan Documents (a) in collecting payment, whether or not suit is filed; (b) in defending and/or bringing suit, or if Lender otherwise becomes a party to any suit or proceeding where the Indebtedness, Obligations, or any Loan Documents are involved, or if Lender is required to respond to any service of process, including a subpoena; (c) in foreclosing or taking any other actions to secure possession and exercise Lender’s rights with respect to any collateral; (d) in connection with any bankruptcy, reorganization, or other similar proceeding, or any probate proceeding, involving Borrower, any Guarantor, or any Borrower Control Party which in any way affects the exercise by Lender of its rights and remedies; (e) to otherwise enforce Lender’s rights and remedies pursuant to or which arise out of this Agreement and/or any other Loan Document; (f) in connection with the negotiation, preparation, and execution hereof and of any other Loan Document and any amendment hereto or thereto, or any release, consent, approval, or waiver hereunder or under any other Loan Document; (g) in connection with the making of any advance under the Note; (h) incurred by Lender which are payable or reimbursable by Borrower pursuant to any Loan Document; and (i) which are the obligation of Borrower pursuant to any of the Loan Documents. All such costs shall be and become a part of the Indebtedness. Except as otherwise expressly provided for herein, all such costs shall be due and payable when incurred and shall bear interest at the Default Rate from the date such costs are paid by Lender until Lender is reimbursed for the respective costs and interest.

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8.5         Setoff. In addition to all other rights under any of the Loan Documents, Borrower grants to Lender the right, without any notice or demand, to set off against all money, securities, Termination Fees held by Lender or any agent of Lender, and similar assets of Borrower, now or hereafter in possession of or on deposit with Lender, whether held in a general or special account or deposit, to apply such to any Indebtedness which is due and payable by Borrower to Lender in any order that Lender may determine in Lender’s discretion.

8.6         Miscellaneous.

(a)          Right to Perform Borrower’s Covenants. If Borrower has failed to keep or perform any covenant whatsoever contained in any of the Loan Documents, Lender may, but shall not be obligated to any Person to do so, perform or attempt to perform said covenant, and any payment made or expense incurred (individually or collectively, a “Protective Advance”) in the performance or attempted performance of any such covenant shall be and become a part of the Obligations, and Borrower promises to pay to Lender, at the place where the Note is payable, all sums so advanced or paid by Lender, with interest from the date when paid or incurred by Lender at the Default Rate upon the earlier of the date that is ninety (90) days after Lender made the Protective Advance and five (5) Business Days after Borrower receives written demand from Lender. No such payment by Lender shall constitute a waiver of any Event of Default. In addition to the Liens hereof, Lender shall be subrogated to all rights, titles, Liens securing the payment of any debt, claim, tax or assessment for the payment of which Lender may make an advance, or which Lender may pay.

(b)          Discontinuance of Remedies. In case Lender shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon same for any reason, Lender shall have the unqualified right so to do, and in such event, Borrower and Lender shall be restored to their former positions with respect to the Indebtedness, the Loan Documents, the Property or otherwise, and the rights, remedies, recourses and powers of Lender shall continue as if same had never been invoked.

(c)          Other Remedies. In addition to the remedies set forth in this Article and in the Security Instrument, upon the occurrence of an Event of Default, Lender shall, in addition, have all other remedies available to it at law or in equity.

(d)          Remedies Cumulative; Non-Exclusive; Etc. All rights, remedies and recourses of Lender granted in the Loan Documents, any other pledge of collateral or otherwise available at law or in equity: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower, the Property or any one or more of them, at the discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; (iv) shall be nonexclusive; (v) shall not be conditioned upon Lender exercising or pursuing any remedy in relation to the Property prior to Lender bringing suit to recover the Indebtedness or suit on the Obligations; and (vi) in the event Lender elects to bring suit on the Indebtedness and/or the Obligations and obtains a judgment against Borrower prior to exercising any remedies in relation to the Property, all Liens including the Lien of the Security Instrument, shall remain in full force and effect and may be exercised at Lender’s option.

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(e)          Partial Release; Etc. Lender may release, regardless of consideration, any part of the Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien evidenced by the Loan Documents or affecting the obligations of Borrower or any other party to pay the Indebtedness or perform and discharge the Obligations. For payment of the Indebtedness, Lender may resort to any of the collateral therefor in such order and manner as Lender may elect. No collateral heretofore, herewith or hereafter taken by Lender shall in any manner impair or affect the collateral given pursuant to the Loan Documents, and all collateral shall be taken, considered and held as cumulative. The taking of additional collateral, or the amendment, extension, renewal, or rearrangement of the Indebtedness or Obligations, or any part thereof, shall not release or impair the Lien, or other rights granted by any of the Loan Documents, or affect the liability of Borrower, any endorser, constituent party, or Guarantor, or any other Person or entity obligated for payment or performance of any portion of the Indebtedness or Obligations, or improve the right of any junior lienholder.

(f)          Waiver and Release. To the extent not prohibited by applicable Law, Borrower, each Borrower Party and Guarantor, and all endorsers of the Note, hereby irrevocably and unconditionally waive and release: (i) all benefits that might accrue to Borrower by virtue of any present or future Law exempting the Property from attachment, levy or sale on execution or providing for any appraisement, stay of execution, exemption from civil process, redemption, or extension of time for payment; (ii) except as otherwise expressly required in any Loan Documents, all notice of any Event of Default, notice of the exercise of any right, remedy, or recourse provided for under the Loan Documents, or any other notice under or with respect to all of the Loan Documents or any action taken by Lender in connection therewith; (iii) any right to a marshaling of assets or a sale in inverse order of alienation; (iv) any right to be released, or any claim that a release has occurred, by reason of any extension of time or any modification to the terms of any of the Loan Documents, except a party will not be liable for an increase in the amount of principal, or interest on such increased principal, pursuant to any such modification if such principal increase was not contemplated in the Loan Documents (absent such modification) or agreed to in writing by such party; and (v) all rights to the benefits of any statute of limitations, moratorium, or laches now provided or which may hereafter be provided by federal or state Law or pursuant to common law, to the fullest extent such rights can be waived and released pursuant to applicable Law.

(g)          No Implied Covenants. There are no, nor shall there be any, implied covenants of good faith and fair dealing or other similar covenants or agreements in any of the Loan Documents. All agreed contractual duties are set forth in the Loan Documents.

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(h)          Real Property Laws Govern. The remedies in this Article VIII shall be available under and governed by the real property Laws of the State and shall not be governed by the personal property Laws of the State provided Lender elects to proceed as to the Security Property together with the other Property under and pursuant to the real property remedies of this Article VIII.

8.7         Cross Default. This Agreement is also evidenced and/or secured by the terms, conditions and provisions of the Note, Security Instrument, Assignment, and other Loan Documents. The terms, covenants, conditions and agreements of each security instrument shall be considered a part hereof as fully as if set forth herein verbatim. Any default continuing beyond any applicable notice and cure periods under any of the Loan Documents shall constitute an Event of Default hereunder and under each of the other Loan Documents. Notwithstanding the foregoing, the enforcement or attempted enforcement of the Loan Documents now or hereafter held by Lender shall not prejudice or in any manner affect the right of Lender to enforce any other Loan Document.

Article IX

MISCELLANEOUS

9.1         Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight courier service or personally delivered to a representative of the receiving party. All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below:

If to Borrower:	ARG NYC196ORCHARD, LLC
c/o AR Global
405 Park Avenue
New York, New York 10022
Attention: General Counsel

With a courtesy
copy to:	Loeb & Loeb LLP
345 Park Avenue, 21st Floor
New York, New York 10154
Attention: Christopher L. Barbaruolo

If to Lender:	Nationwide Life Insurance Company
One Nationwide Plaza, Fifth Floor
Columbus, Ohio 43215
Attention: Real Estate Investments (1-05-701)

Any communication so addressed and sent shall be deemed to have been delivered on the earlier of (1) actual delivery, and (2) on the first Business Day after deposit with an overnight courier service, if such deposit is timely and appropriate in accordance with the requirements of such courier service for next business day delivery, in either case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. Borrower or Lender may designate a change of address within the United States of America by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

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9.2         Preservation of Rights. No delay or omission on Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Lender’s action or inaction impair any such right or power. Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Lender may have under other agreements, at law or in equity.

9.3         Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

9.4         Changes in Writing. No modification, amendment or waiver of, or consent to any departure by Borrower from, any provision of this Agreement or any other Loan Document will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the foregoing, Lender may modify any of the Loan Documents for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall send a copy of any such modification to Borrower (which notice may be given by electronic mail) and shall obtain Borrower’s acknowledgment to any such completion or correction, which acknowledgment shall be deemed given if Borrower does not respond to such notice within five (5) Business Days after Borrower’s receipt thereof; provided, however, that Borrower, except in the case of manifest error, shall not be required to execute and deliver any documents, agreements and/or instruments which increase Borrower’s obligations and/or liabilities under the Loan Documents or decrease Borrower’s rights under the Loan Documents, in each case, beyond a de minimis extent. No notice to or demand on Borrower will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.

9.5         Entire Agreement. This Agreement together with the other Loan Documents constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.6         Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by electronic transmission.

9.7         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, administrators, successors and assigns; provided, however, that Borrower may not assign this Agreement in whole or in part without Lender’s prior written consent (subject to the terms of Section 7.2(c) hereof) and Lender at any time may assign this Agreement in whole or in part.

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9.8         Interpretation. In this Agreement, unless Lender and Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied. If this Agreement is executed by more than one party as Borrower, the obligations of such Persons will be joint and several.

9.9         No Consequential Damages, Etc. Lender will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any Person, including Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

9.10       Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by Lender and will be deemed to be made in the State. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the Laws of the State, excluding its conflict of laws rules. Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Real Property is located; provided that nothing contained in this Agreement will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. The venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

9.11       Modification Not an Impairment of Security. Lender, without notice, may release any part of the security described herein or may release any Person liable for the Loan without in any way affecting the priority of the Security Instrument, to the full extent of the Loan remaining unpaid hereunder, upon any part of the security not expressly released. Lender, at its option and within Lender’s discretion, may agree with any party obligated on the Loan or having any interest in the security described herein, to extend the time for payment of any part or all of the Loan, and such agreement shall not, in any way, release or impair the Security Instrument, but shall extend the same as against the title of all parties having any interest in said security, which interest is subject to the Security Instrument. In the event Lender (a) releases, as aforesaid, any part of the security described herein or any Person liable for the Loan; (b) grants an extension of time for the payment of the Note; (c) takes other or additional security for the payment of the Note; or (d) waives or fails to exercise any rights granted in any of the Loan Documents, any said act or omission shall not release Borrower, subsequent purchasers of the Property or any part thereof, or any Guarantor from any obligation or any covenant of any of the Loan Documents, nor preclude Lender from exercising any right, power or privilege herein granted or intended to be granted in the event of any other default then made or any subsequent default.

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9.12       Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower, at its expense, will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

9.13       Sole Discretion of Lender. Wherever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

9.14       Expenses. Borrower shall pay Lender, upon the execution of this Agreement, and otherwise within five (5) Business Days following demand, all actual out-of-pocket costs and expenses incurred by Lender in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes. Fees and expenses imposed or incurred by Lender in connection with considering any request by Borrower for approval, modification or waiver may include a reasonable processing fee imposed by Lender and legal fees, if counsel is used (including, without limitation, in-house and outside counsel), and shall be paid or reimbursed to Lender by Borrower regardless of whether Lender shall have given such approval or waiver or agreed to such modification.

9.15       UCC Financing Statements. Borrower authorizes Lender to file such financing statements, with or without the signature of Borrower, as Lender may elect, as may be necessary or desirable to perfect the Lender’s Lien in the Security Property. Without limiting any other provision herein, Borrower hereby authorizes Lender to file one or more financing statements and any renewal or continuation statements thereof, describing the Property and the proceeds of the Property, including, without limitation, a financing statement covering “all assets of Borrower, all proceeds therefrom, and all rights and privileges with respect thereto.” Borrower further authorizes Lender to file, with or without any additional signature from Borrower, as Lender may elect, such amendments and continuation statements as Lender may deem necessary or desirable from time to time to perfect or continue the Lender’s Lien in the Security Property. Borrower hereby ratifies any financing statements that may have been filed by Lender in advance of the date hereof to perfect Lender’s security interest in the Security Property.

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9.16       Secondary Market. Lender may, at any time, sell, transfer or assign any of the Loan Documents, any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. Lender may forward to each purchaser, transferee, assignee, servicer or participant (collectively, “Investor”), and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. In connection therewith, Borrower agrees that it shall cooperate with Lender (at Lender’s sole cost and expense) and use commercially reasonable efforts to facilitate the consummation of any such sale, transfer, assignment, participation or grant which may include the execution of more than one Note secured by the Loan Documents, provided that the total amount of indebtedness under such Notes shall not exceed the amount owing by Borrower under the Loan. Lender shall be responsible for all of Borrower’s reasonable expenses incurred in connection with any such sale, transfer, assignment, participation or grant.

9.17       WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

9.18       Time of the Essence. Time is of the essence with respect to the performance of Borrower’s and Guarantor’s obligations under the Loan Documents.

9.19       Electronic Images. Borrower hereby acknowledges and agrees that Lender may create electronic images and destroy paper originals of any imaged documents received or generated by Lender in connection with the Loan. Any such images maintained by Lender as part of its normal business processes shall be given the same legal effect as the paper original(s) thereof. Borrower hereby agrees that Lender may convert any instrument into a “electronic record” under the Uniform Electronic Transactions Act (Ohio Uniform Commercial Code Section 1306.01, et seq.) (the “UETA”), and that the image of such instrument in Lender’s possession shall constitute an “authoritative copy” under the UETA.

9.20       Payments Due on Non-Business Days. If the Loan Documents require Borrower to make any payment on a day that is not a Business Day, then: (a) Borrower shall instead pay such amount on the next Business Day (except where the Loan Documents provide otherwise for any particular payment); and (b) notwithstanding any applicable Law to the contrary (including, but not limited to, New York General Construction Law Section 25), Borrower shall not be credited with such payment until the date Borrower actually pays it. Any applicable interest shall continue to accrue on such amount until such date.

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Article X

LIMITATION OF LIABILITY

10.1       Non-Recourse Liability. Except as hereinafter provided, the liability of Borrower with respect to the payment of principal and interest (and any other sums due except any sums due by Guarantor under the Guaranty Agreement or under the Indemnity Agreement) hereunder shall be “non-recourse,” and Lender’s source of satisfaction of the Indebtedness and Borrower’s other obligations under the Loan Documents shall be limited to the Property and Lender’s receipt of the Rents from the Property and any other security or collateral now or hereafter held by Lender. Lender shall not seek to procure payment out of other assets of Borrower, any principal, director, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of Borrower (but specifically excluding Guarantor under the Guaranty Agreement and Indemnity Agreement) each, an “Exculpated Party” and, collectively, the “Exculpated Parties”), nor seek any judgment against Borrower or any Exculpated Parties (other than Guarantor under the Guaranty Agreement or the Indemnity Agreement) for any sums that are or may be payable under the Loan Documents, including any claim or judgment (except as hereafter provided) for any deficiency remaining after foreclosure of the Security Instrument. The above provisions shall not be deemed to be a release or impairment of the Loan evidenced by the Note or the security therefor intended by the other Loan Documents, nor be deemed to preclude Lender from exercising its rights to foreclose the Security Instrument or to enforce any of its other rights or remedies under the Loan Documents, including but not limited to the Guaranty Agreement. It is expressly understood and agreed that the aforementioned limitation on liability shall in no way affect or apply to the continued personal liability of Borrower or any Guarantor, jointly and severally, for all Enforcement Costs and any and all actual out-of-pocket costs, expenses (including Protective Advances), losses and/or damages incurred by Lender as a result of any of the following:

(a)          Fraud, willful misconduct or material misrepresentation made by any of the Borrower Parties in connection with the Application, any of the Loan Documents, or any other supporting or due diligence documentation provided by Borrower, Guarantor or any of the other Borrower Parties in connection therewith;

(b)         Failure to pay any Real Estate Taxes which accrue prior to Lender taking title to the Property, or to pay assessments, charges for labor or materials, or any other charges that could result in Liens on all or any portion of the Property (except (x) for any Permitted Encumbrances, (y) such charges that are bonded off or discharged in accordance with the terms of this Agreement, or (z) to the extent that sums sufficient to pay such amounts have been deposited into a cash collateral account with Lender for the purpose of paying such assessments and charges), provided, however, any such failure shall only trigger recourse liability if at the time of such failure, (A) Borrower had sufficient cash flow (i.e., Borrower has not made any distributions (excluding all commercially reasonable third party operating expenses) from the Property over the previous twelve month period unless Borrower has also reserved funds, on a monthly basis, in an amount that would reasonably be expected to be sufficient to pay such amounts as they become due) from the Property to pay such amounts but failed to do so; or (B) Borrower (x) had insufficient cash flow from the Property to pay such amounts, (y) failed to give Lender immediate written notice that Borrower would have insufficient cash flow from the Property to pay any amounts owed prior to their delinquency, and (z) is not cooperating in good faith with Lender in completing a deed in lieu of foreclosure, at Borrower’s sole cost and expense, to the extent Lender has requested a deed in lieu of foreclosure;

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(c)          Misappropriation of: (i) proceeds of insurance received by or on behalf of Borrower covering all or any portion of the Property, (ii) proceeds received by or on behalf of Borrower from the sale or condemnation of all or any portion of the Property, or (iii) rentals or other income from the Property received by or on behalf of Borrower and not applied to satisfy Borrower’s obligations hereunder and/or under the Loan Documents;

(d)          Causing or negligently permitting physical waste, arson or other similar damage to occur in, on or about the Property;

(e)          Failure to pay to Lender all unearned advance rentals and security deposits that have been paid to Borrower, a Borrower Affiliate or agent of Borrower by tenants of the Property, which are not delivered to Lender in accordance with the Loan Documents unless such funds have been refunded to such tenants or were applied in accordance with the terms and conditions of any of the Leases;

(f)           Borrower’s material amendment, modification, renewal (except as expressly provided for therein), extension, or termination of any Major Tenant Lease without Lender’s consent, if required pursuant to the terms hereof, and the failure to deliver to Lender any Termination Fees (if required pursuant to the terms of the Loan Documents), including any amounts paid in connection with the bankruptcies or insolvencies of such tenants, and Borrower’s failure to assign any claims, proofs of claims or other rights relating to the future right to receive payment of such amounts;

(g)          Loss by fire, casualty, acts of terrorism, or other events, not compensated by insurance proceeds collected by or remitted to Lender as a result of Borrower’s failure to comply with Lender’s insurance requirements (including the payment of any required deductibles);

(h)          Failure to return to Lender or reimburse Lender for all Security Property owned by Borrower taken from the Property by or on behalf of Borrower out of the ordinary course of business and not replaced by items of like or greater value than the original value of the Security Property so removed;

(i)           Any breach of any representation, warranty, covenant or indemnity obligations under the Indemnity Agreement;

(j)           Borrower’s failure to timely pay any amounts payable for all state documentary stamp taxes, recording and transfer taxes, and intangible personal property taxes, if any, which may be levied or assessed against the Loan, or any of the Loan Documents, together with all interest, penalties or charges in connection therewith; and

(k)          Borrower’s violation of the terms of the Condominium Documents in any material respect or Borrower’s failure to comply with the terms and conditions of the affirmative and negative covenants described in this Agreement with respect to the Condominium Documents, including, without limitation, (i) without Lender’s prior written consent, Borrower entering into, or consenting to, any amendment of the Condominium Documents that requires the consent of the Borrower or that would materially and adversely affect Borrower’s rights as owner of the Property or Lender’s rights as mortgagee, or (ii) without Lender’s prior written consent, Borrower voting to terminate the Condominium or to dissolve the Association (if any) for any reason.

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The obligations of Borrower in subsections (a) through (k) above shall survive (1) foreclosure under the Security Instrument (or Lender’s acceptance of a deed in lieu thereof); or (2) the satisfaction of all Obligations (including the full repayment of the Loan) under the Loan Documents, but only as to claims, or matters which are based upon or arise out of circumstances or conditions which are first created or which first arise or come into existence prior to the events described in clauses (1) and (2) of this sentence,provided, however, the obligations of Borrower and Carveout Guarantor in subsections (a) through (h) and (j) above shall be released twelve (12) months after the Loan is indefeasibly paid in full, subject to the following: (i) if at any time any payment of the principal of or interest under the Note or any other amount paid by Borrower or Carveout Guarantor under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Borrower’s and Carveout Guarantor’s obligations shall be reinstated; and (ii) the foregoing release shall not apply to Borrower and Carveout Guarantor’s obligation to defend, indemnify and hold Lender harmless from any claims in accordance with the terms of the Loan Documents. Notwithstanding the foregoing, the obligations in subsection (i) above shall be deemed terminated upon the termination of the corresponding obligations pursuant to Section 6.12 of the Indemnity Agreement.

10.2       Full Recourse Liability. Borrower and Guarantor shall become personally liable, jointly and severally, for the entire amount of the Loan (including all principal, interest and other charges associated therewith) and performance under the Loan Documents in the event that: (a) Borrower or any Person having a direct or indirect ownership interest in Borrower violates the covenant governing the placing of secondary financing pursuant to Sections 4.11(a)(ix), 7.1(m) or 8.1(g) of this Agreement (except as permitted by Section 7.4 of this Agreement), (b) Borrower or any Person having a direct or indirect ownership interest in Borrower violates the covenant restricting Dispositions (other than Permitted Dispositions) pursuant to Article VII of this Agreement, (c) any of the Borrower Parties files a petition in bankruptcy or for the appointment of a receiver (other than a receiver appointed at the written request of Lender) , or commences under any bankruptcy or insolvency law, proceedings for any Borrower Parties’ relief or for the compromise, extension, arrangement or adjustment of Borrower Parties’ obligations, (d) there is filed against any of the Borrower Parties a petition in bankruptcy or for the appointment of a receiver (other than a filing instituted by Lender), or there is commenced under any bankruptcy or insolvency law, proceedings for any Borrower Parties’ relief, or for the compromise, extension, arrangement or adjustment of any of the Borrower Parties’ obligations resulting from Borrower’s breach of the Loan Documents or any of the Borrower Parties collusion in an involuntary bankruptcy proceeding filed against any of the Borrower Parties which is not dismissed within one hundred eighty (180) days after the filing of same, (e) there is filed against Borrower any claim by reason of the operation of federal bankruptcy, state insolvency or similar creditors’ rights laws that is based on (i) the Loan being deemed a fraudulent conveyance or fraudulent transfer; or (ii) the Loan being deemed a preferential transfer, (f) in the event any Borrower Parties or any Affiliate thereof challenges or disputes the validity or enforceability of any of the provisions of the Loan Documents following a Material Default, seeks to delay or impair the enforcement of Lender’s remedial rights under the Loan Documents following a Material Default under the Loan Documents, or challenges the validity, enforceability or first priority of the liens and security interests securing payment of amounts owing or payable under the terms of the Loan Documents (unless prior to such challenge Borrower has either commenced turning over all revenue (including any security deposits) from the Property or Borrower has cooperated with the appointment of a receiver to preserve and protect the Property during the pendency of such challenge), or (g) Borrower commits a material violation of Section 4.11 of this Agreement which is a contributing factor in the substantive consolidation of Borrower with another entity.

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Notwithstanding the foregoing, Borrower shall not have any liability pursuant to this Section 10.2 if Borrower can prove that any acts or omissions that would have created liability hereunder were caused by (or resulted from) the fraud, willful misconduct or gross negligence of Lender, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, other than with respect to the Guarantor under the Guaranty Agreement and under the Indemnity Agreement, no Exculpated Party shall have any personal liability for, nor be joined as a party to, any action with respect to (i) the payment of any sum which is or may be payable under this Agreement or the other Loan Documents, or (ii) the performance or discharge of any covenants, obligations or undertakings of Borrower.

[Signature Page to Follow]

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(Signature Page to Loan Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

ARG NYC196ORCHARD, LLC,
a Delaware limited liability company

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

[Lender’s Signature Page Follows]

(Signature Page to Loan Agreement)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

LENDER:

NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation

By:	/s/ Dennis C. Fisher
	Name:	Dennis C. Fisher
	Title:	Senior Investment Professional
RE RISK
AUTHORIZED SIGNATORY